                                  EXHIBIT 4.1





                       STOCK PURCHASE AND SALE AGREEMENT


                           DATED AS OF JULY 24, 1996

                                  BY AND AMONG

                       RICHARD C. BLUM & ASSOCIATES, L.P.

                           PB CAPITAL PARTNERS, L.P.,

                                      AND

                               PERINI CORPORATION

                               TABLE OF CONTENTS


ARTICLE I - DEFINITIONS; CERTAIN REFERENCES . . . . . . . . . . . . . .   1

ARTICLE II - CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.1     Time and Place of the Closing  . . . . . . . . . . . .   6
         2.2     Transactions at the Closing  . . . . . . . . . . . . .   6

ARTICLE III - CONDITIONS PRECEDENT TO OBLIGATIONS OF RCBA OR
                 PURCHASER  . . . . . . . . . . . . . . . . . . . . . .   6
         3.1     Compliance by Seller . . . . . . . . . . . . . . . . .   7
         3.2     No Legal Action  . . . . . . . . . . . . . . . . . . .   7
         3.3     Certificate of Vote of Directors . . . . . . . . . . .   7
         3.4     Amendment of Bylaws  . . . . . . . . . . . . . . . . .   7
         3.5     Rights Agreement . . . . . . . . . . . . . . . . . . .   7
         3.6     Employment Contracts . . . . . . . . . . . . . . . . .   7
         3.7     American Stock Exchange  . . . . . . . . . . . . . . .   7
         3.8     Due Diligence  . . . . . . . . . . . . . . . . . . . .   8
         3.9     Credit and Bonding Agreements  . . . . . . . . . . . .   8
         3.10    Legal Opinions . . . . . . . . . . . . . . . . . . . .   8
         3.11    Registration Rights Agreement  . . . . . . . . . . . .   8
         3.12    Voting Agreement . . . . . . . . . . . . . . . . . . .   9
         3.13    Other  . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.14    HSR  . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER  . . . . . .   9
         4.1     Compliance by RCBA and Purchaser . . . . . . . . . . .   9
         4.2     No Legal Action  . . . . . . . . . . . . . . . . . . .   9
         4.3     Opinion of Independent Investment Banking Firm . . . .   9
         4.4     Employment Contracts . . . . . . . . . . . . . . . . .  10
         4.5     American Stock Exchange  . . . . . . . . . . . . . . .  10
         4.6     Credit and Bonding Agreements  . . . . . . . . . . . .  10
         4.7     HSR  . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.8     Legal Opinions . . . . . . . . . . . . . . . . . . . .  10
         4.9     Current Ownership  . . . . . . . . . . . . . . . . . .  10

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . .  10
         5.1     Organization, Good Standing, Power, Authority, Etc . .  10
         5.2     Capitalization of Seller . . . . . . . . . . . . . . .  11
         5.3     SEC Documents  . . . . . . . . . . . . . . . . . . . .  11

         5.4     Authority and Qualification of Seller  . . . . . . . .  12
         5.5     Subsidiaries . . . . . . . . . . . . . . . . . . . . .  12
         5.6     Outstanding Securities . . . . . . . . . . . . . . . .  12
         5.7     No Contravention, Conflict, Breach, Etc. . . . . . . .  13
         5.8     Consents . . . . . . . . . . . . . . . . . . . . . . .  13
         5.9     No Existing Violation or Default . . . . . . . . . . .  13
         5.10    Environmental Matters  . . . . . . . . . . . . . . . .  13
         5.11    Licenses and Permits . . . . . . . . . . . . . . . . .  16
         5.12    Title to Properties  . . . . . . . . . . . . . . . . .  16
         5.13    Taxes  . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.14    Litigation . . . . . . . . . . . . . . . . . . . . . .  18
         5.15    Labor Matters  . . . . . . . . . . . . . . . . . . . .  18
         5.16    No Illegal or Improper Transactions  . . . . . . . . .  19
         5.17    Contracts  . . . . . . . . . . . . . . . . . . . . . .  19
         5.18    Finder's Fees  . . . . . . . . . . . . . . . . . . . .  19
         5.19    Financial Statements . . . . . . . . . . . . . . . . .  19
         5.20    Employee Benefit Plans; ERISA  . . . . . . . . . . . .  19
         5.21    Contingent Liabilities . . . . . . . . . . . . . . . .  22
         5.22    No Material Adverse Change . . . . . . . . . . . . . .  22
         5.23    Investment Company . . . . . . . . . . . . . . . . . .  24
         5.24    Exemption from Registration; Restrictions on Offer and
                 Sale of Same or Similar Securities . . . . . . . . . .  24
         5.25    Disclosure . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF RCBA AND
PURCHASER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.1     Organization, Good Standing, Power, Authority, Etc . .  24
         6.2     No Conflicts; No Consents  . . . . . . . . . . . . . .  25
         6.3     Investment Intent, Etc . . . . . . . . . . . . . . . .  25
         6.4     Litigation . . . . . . . . . . . . . . . . . . . . . .  25
         6.5     Certain Fees . . . . . . . . . . . . . . . . . . . . .  26
         6.6     Financial Ability  . . . . . . . . . . . . . . . . . .  26


ARTICLE VII - COVENANTS OF THE PARTIES  . . . . . . . . . . . . . . . .  26
         7.1     Restrictive Legends  . . . . . . . . . . . . . . . . .  26
         7.2     Executive Committee  . . . . . . . . . . . . . . . . .  26
         7.3     Seller's Board of Directors  . . . . . . . . . . . . .  27
         7.4     Perini Disclosure Schedule . . . . . . . . . . . . . .  27
         7.5     Certificates for Shares and Conversion Shares To
                 Bear Legends . . . . . . . . . . . . . . . . . . . . .  27
         7.6     Removal of Legends . . . . . . . . . . . . . . . . . .  29
         7.7     Pre-Closing Activities . . . . . . . . . . . . . . . .  29

         7.8     Information  . . . . . . . . . . . . . . . . . . . . .   29
         7.9     Shareholder Meeting  . . . . . . . . . . . . . . . . .   29
         7.10    Proxy Statement  . . . . . . . . . . . . . . . . . . .   29
         7.11    Registration Rights  . . . . . . . . . . . . . . . . .   30
         7.12    Stock Exchange Listing . . . . . . . . . . . . . . . .   30
         7.13    HSR  . . . . . . . . . . . . . . . . . . . . . . . . .   30
         7.14    Acquisition Proposals  . . . . . . . . . . . . . . . .   30
         7.15    Publicity  . . . . . . . . . . . . . . . . . . . . . .   31
         7.16    Reservation of Shares  . . . . . . . . . . . . . . . .   31
         7.17    Confidentiality  . . . . . . . . . . . . . . . . . . .   31
         7.18    Use of Proceeds  . . . . . . . . . . . . . . . . . . .   32
         7.19    Maintenance of Business  . . . . . . . . . . . . . . .   32

ARTICLE VIII - STANDSTILL . . . . . . . . . . . . . . . . . . . . . . .   32
         8.1     Generally  . . . . . . . . . . . . . . . . . . . . . .   32
         8.2     Voting . . . . . . . . . . . . . . . . . . . . . . . .   33
         8.3     Length . . . . . . . . . . . . . . . . . . . . . . . .   33

ARTICLE IX - TERMINATION  . . . . . . . . . . . . . . . . . . . . . . .   35

ARTICLE X - EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . .   35
         10.1    By Seller  . . . . . . . . . . . . . . . . . . . . . .   35
         10.2    By Purchaser . . . . . . . . . . . . . . . . . . . . .   36
         10.3    Specific Remedies  . . . . . . . . . . . . . . . . . .   36

ARTICLE XI - SURVIVAL OF REPRESENTATIONS AND WARRANTIES . . . . . . . .   37

ARTICLE XII - PERFORMANCE; WAIVER . . . . . . . . . . . . . . . . . . .   37

ARTICLE XIII - SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . .   37

ARTICLE XIV - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . .   38
         14.1    Notices  . . . . . . . . . . . . . . . . . . . . . . .   38
         14.2    Expenses . . . . . . . . . . . . . . . . . . . . . . .   39
         14.3    Governing Law  . . . . . . . . . . . . . . . . . . . .   39
         14.4    Severability; Interpretation . . . . . . . . . . . . .   39
         14.5    Headings . . . . . . . . . . . . . . . . . . . . . . .   39
         14.6    Entire Agreement . . . . . . . . . . . . . . . . . . .   39
         14.7    Counterparts . . . . . . . . . . . . . . . . . . . . .   39
         14.8    Absence of Third Party Beneficiary Rights  . . . . . .   39
         14.9    Mutual Drafting  . . . . . . . . . . . . . . . . . . .   39
         14.10   Further Representations  . . . . . . . . . . . . . . .   40

         14.11   Specific Performance; Remedies . . . . . . . . . . . .   40
         14.12   Right of First Refusal; Transfer of Securities . . . .   40

                       STOCK PURCHASE AND SALE AGREEMENT


        This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of July 24, 1996, by and among Richard C. Blum & Associates, L.P., a California limited partnership ("RCBA"), PB Capital Partners, L.P., a Delaware limited partnership ("Purchaser"), and Perini Corporation, a Massachusetts corporation ("Seller").

        WHEREAS, Seller is engaged primarily in the construction business; and

        WHEREAS, Seller wishes to sell, and Purchaser wishes to       purchase,
an aggregate of 150,150 newly issued shares ("Shares") of Series B Cumulative Convertible Preferred Stock of Seller ("Series B Cumulative Convertible Preferred Stock"), such stock being subordinate only to the existing outstanding $21.25 Convertible Exchangeable Preferred Stock ("$21.25 Preferred Stock") of Seller for the consideration and upon the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, each of RCBA, Purchaser and Seller (together "Parties") agree as follows:


                                   ARTICLE I
                        DEFINITIONS; CERTAIN REFERENCES

        The terms defined in this Section 1, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement:

        1.1 "Acquisition Proposal" has the meaning set forth in Section 7.14 of this Agreement.

        1.2  "Act" means the Securities Act of 1933, as amended.

        1.3 "Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act.

        1.4  "Annual Report" has the meaning set forth in Section 5.5.

        1.5 "Articles of Organization" means the Articles of Organization of Seller as filed with the Office of the Secretary of State for the Commonwealth of Massachusetts, as amended from time to time.

        1.6 "Bylaw Amendments" means the Amendments to the Bylaws of the Seller, to be approved by the Board of Directors prior to the Closing Date and submitted by the Seller to the shareholders of Seller for ratification at the Shareholder Meeting, a true and correct copy of which is attached as Exhibit 1.6 hereto.

        1.7 "Certificate of Vote of Directors" means the Certificate of Vote of Directors classifying 500,000 shares as Series B Cumulative Convertible Preferred Stock, to be filed by Seller with the Office of the Secretary of State for the Commonwealth of Massachusetts on or prior to the date and time of the Closing, a true and correct copy of the text of which is attached as Exhibit 1.7 hereto.

        1.8 "Closing" has the meaning set forth in Section 2.1 of this Agreement.

        1.9 "Closing Date" has the meaning set forth in Section 2.1 of this Agreement.

        1.10 "Common Stock" means the common stock, par value $1.00 per share, of Seller.

        1.11 "Conversion Shares" means the shares of Common Stock issuable or issued upon conversion of the Shares pursuant to the terms of this Agreement and the Certificate of Vote of Directors.

        1.12 "Encumbrance" has the meaning set forth in Section 5.5 of this Agreement.

        1.13 "Environmental Claims" means any and all claims, actions, causes of action, or other written notices by any Person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or civil or criminal penalties) arising out of or resulting from (i) the presence or release into the environment of any Hazardous Material at any location, whether or not owned or operated by the Seller or any Subsidiary of Seller, or (ii) any violation of any Environmental Laws.

        1.14 "Environmental Laws" means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, judicial orders, decrees, codes, injunctions, permits, consent decrees, consent orders and governmental restrictions, now in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up or other remediation thereof.

        1.15  "Environmental Permits" means any and all permits,   licenses,
authorizations, certificates and approvals of governmental authorities relating to or required by Environmental Laws and necessary for the business of the Seller and the Subsidiaries as currently conducted.

        1.16  "Environmental Subsidiary" means Perini Environmental Services,
Inc.

        1.17 "ERISA" has the meaning set forth in Section 5.20(b) of this Agreement.

        1.18 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        1.19 "Government Entity" means any foreign, federal, state, or local court or tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other authority.

        1.20 "Hazardous Materials" means any and all toxic, radioactive, caustic or otherwise hazardous substances or pollutants, including petroleum, its derivatives, by-products and other hydrocarbons regulated by, or for which liability may be imposed under, Environmental Laws.

        1.21 "Knowledge of Seller" means to the actual knowledge of (i) any executive officer or director of the Seller or any Subsidiary of Seller or (ii) a person who is listed on Exhibit 1.21, which exhibit will be agreed upon by the parties and filed together with the Perini Disclosure Schedule.

        1.22 "Licenses" has the meaning set forth in Section 5.10(g) of this Agreement.

        1.23 "Material Adverse Effect" has the meaning set forth in Section 5.4 of this Agreement.

        1.24 "Multiemployer Pension Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

        1.25 "New Directors" has the meaning set forth in Section 7.3 of this Agreement.

        1.26 "Perini Securities" has the meaning set forth in Section 8.1(a) of this Agreement.

        1.27 "Person" means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a Government Entity.

        1.28 "Proxy Statement" means the proxy statement to be sent to the shareholders of Seller in connection with the Shareholder Meeting of Seller with respect to, among other matters, the Shareholder Meeting Matters.

        1.29 "Purchase Price" means $200.00 multiplied by the number of Shares to be purchased by Purchaser and $30,030,000 in the aggregate.

        1.30 "Purchaser" has the meaning set forth in the first recital of this Agreement.

        1.31 "RCBA" has the meaning set forth in the first recital of this Agreement.

        1.32 "Registration Rights Agreement" means the Registration Rights Agreement to be dated as of the date of the Closing among Seller and the Purchaser, in substantially the form attached as Exhibit 1.32 hereto which shall be revised to include additional provisions governing notice, indemnification, black-out rights and hold back agreements, as amended, supplemented and modified from time to time in accordance with the terms thereof.

        1.33 "Representatives" has the meaning set forth in Section 3.8 of this Agreement.

        1.34 "Rights Agreement" means the rights agreement between Perini Corporation and The First National Bank of Boston dated September 23, 1988, as amended.

        1.35  "SEC" means the Securities and Exchange Commission.

        1.36 "SEC Documents" means all documents filed by Seller with the SEC since January 1, 1993.

        1.37 "Seller Plan" means each "employee benefit plan" (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and any other employee benefit, bonus, fringe benefit, deferred compensation, equity based compensation, severance and welfare plan, employment or severance agreement and any similar arrangement that is maintained or contributed to by Seller or any Subsidiary for the benefit of any employee or former employee or director or former director of Seller or any Subsidiary, in such capacity, and any other plan for which Seller or any Subsidiary could incur liability under Section 412 of the Code or Title IV of ERISA other than Multiemployer Pension Plans.

        1.38 "Shareholder Meeting" has the meaning set forth in Section 7.9 of this Agreement.

        1.39  "Shareholder Meeting Matters" has the meaning set forth in Section
7.9 of this Agreement.

        1.40 "Shares" has the meaning set forth in the second recital of this Agreement.

        1.41 "Special Default" has the meaning specified in the Certificate of Vote of Directors.

        1.42 "Standstill Period" has the meaning set forth in Section 8.3 of this Agreement.

        1.43 "Stock Purchase" means the purchase of Series B Cumulative Convertible Preferred Stock by Purchaser from Seller under this Agreement.

        1.44 "Subsidiary" means, with respect to Seller, any corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, or other entity analogous to any of the foregoing of which a majority of the equity ownership (whether voting stock or comparable interest) is, at the time, owned, directly or indirectly by Seller.

        1.45 "Taxes" means any and all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, add-on minimum, ad valorem, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, employment, severance, pay as you earn, withholding on amounts paid by or to the relevant party, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such taxes.

        1.46 "Tax Return" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

        1.47 "Transaction Documents" means this Agreement, the Bylaw Amendments, the Certificate of Vote of Directors, the Registration Rights Agreement, and the Voting Agreement.

        1.48 "Transfer Restricted Security" means a share of Series B Cumulative Convertible Preferred Stock, a Conversion Share, and any other security which has not been either effectively registered under the Act or distributed to the public pursuant to Rule 144 under the Act until such share of Series B Cumulative Convertible Preferred Stock, Conversion Share, or other security (i) has been effectively registered under the Act and disposed of in accordance with a registration statement filed under the Act covering it or (ii) is distributed to the public pursuant to Rule 144 under the Act.

        1.49 "Voting Agreement" means the Voting Agreement among Purchaser, Seller, David B. Perini, Bart Perini, Ronald Tutor and Tutor-Saliba Corporation, and, if agreed, Perini Memorial Foundation and David B. Perini Testamentary Trust under the will of Louis R. Perini, substantially in the form attached hereto as Exhibit 3.12.


                                   ARTICLE II
                                    CLOSING

        2.1 Time and Place of the Closing. Seller shall as promptly as practicable notify Purchaser, and Purchaser shall as promptly as practicable notify Seller when the conditions, contained in Articles III and IV hereof, to such party or parties' obligation to effect the Stock Purchase have been satisfied. The closing of the Stock Purchase (the "Closing") shall take place at the offices of Morris, James, Hitchens & Williams, 222 Delaware Avenue, Wilmington, Delaware 19899, or such other location within Delaware as the parties may mutually agree, on September 9, 1996 or within one thirty (30) day extension thereof on the election of any party in the event the conditions set forth in Sections 3.9, 3.14, 4.6 and 4.7 have not been met (the "Closing Date"), and shall be effective as of 12:01 a.m. on the Closing Date, unless another date, effective time, or place is agreed to in writing by Purchaser and Seller.

        2.2 Transactions at the Closing. At the Closing, subject to the terms and conditions of this Agreement, Seller shall issue and sell to Purchaser and Purchaser shall purchase the Shares. At the Closing, Seller shall deliver to Purchaser a certificate or certificates representing the number of Shares to be purchased registered in the name of Purchaser or its nominee against payment of the Purchase Price with respect thereto by wire transfer of immediately available funds to an account or accounts previously designated by Seller.


                                  ARTICLE III
            CONDITIONS PRECEDENT TO OBLIGATIONS OF RCBA OR PURCHASER

        The obligations of RCBA, Purchaser to be discharged under this Agreement on or prior to the Closing are subject to satisfaction of the following conditions at or prior to the

Closing (unless expressly waived in writing by RCBA and Purchaser at or prior to the Closing):

        3.1 Compliance by Seller. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller at or prior to the Closing shall have been complied with and performed by it in all material respects, and the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing, except for changes expressly contemplated by this Agreement and except for representations and warranties that are made as of a specific time which shall be true and correct in all material respects only as of such time.

        3.2 No Legal Action. No action, suit, investigation or other proceeding relating to the transactions contemplated hereby shall have been instituted before or threatened by any Government Entity which presents a substantial risk of the restraint or prohibition of the transactions contemplated hereby or the obtaining of material damages or other material relief in connection therewith.

        3.3 Certificate of Vote of Directors. The Certificate of Vote of Directors shall have been filed for record with the Office of the Secretary of the Commonwealth for the Commonwealth of Massachusetts and shall have become effective.

        3.4 Amendment of Bylaws. The Bylaw Amendments shall have been approved and made effective by the Board of Directors of the Seller subject to Closing.

        3.5 Rights Agreement. The Rights Agreement shall be in full force and effect and not have been otherwise amended, modified or supplemented on or after the date of this Agreement; provided, however, that the Board of Directors of the Seller shall have amended or waived provisions of the Rights Agreement such that neither the execution nor the delivery of this Agreement and the other Transaction Documents nor the fulfillment of the terms of this Agreement by the Seller nor the issuance of shares of Conversion Stock as herein contemplated will cause there to be a Stock Acquisition Date or a Distribution Date (as those terms are defined in the Rights Agreement).

        3.6      Employment Contracts.  David B. Perini, Richard J. Rizzo, John
H. Schwartz, Bart Perini and Donald E. Unbekant shall have each signed employment or other agreements with Seller reflecting the terms set forth at
Exhibit 3.6., in forms reasonably acceptable to both Seller and RCBA.

        3.7 American Stock Exchange. RCBA and Purchaser shall have received satisfactory assurance from the American Stock Exchange (the "Exchange"), in a form reasonably satisfactory to RCBA and Purchaser, that:

                (a) upon ratification within one year hereof of the sale of Shares described in this Agreement by shareholders of Seller (including holders of the Shares) in accordance with the rules of the Exchange, all Common Stock into which the shares are convertible will be eligible for listing on the Exchange upon such conversion; and

                (b) consummation of the transaction will not cause any securities of the Seller already listed on the American Stock Exchange to lose their listing privileges.

        3.8 Due Diligence. RCBA shall be fully satisfied in its sole discretion with the results of its review of, and its due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits and conditions (financial or otherwise) of Seller (including Exhibit 1.21 and the Perini Disclosure Schedule). RCBA shall be deemed to be so satisfied unless it notifies Seller in writing at or prior to the expiration of the forty-five day period provided in this Section that RCBA is terminating this Agreement because it is not so satisfied. For forty-five (45) days after the date on which this Agreement is entered into, Seller shall (and shall cause each of the Subsidiaries to) cooperate promptly and fully with RCBA or Purchaser's officers, employees, counsel, accountants and other authorized representatives ("Representatives") and shall afford such Representatives reasonable access during normal business hrours to all of its (1) sites, properties, books, contracts and records and personnel and advisers (who will be instructed by Seller to cooperate) and (2) such additional financial and operating data and other information as to its business and properties as RCBA may from time to time reasonably request, including without limitation, access upon reasonable request to Seller's Representatives, major customers, vendors, suppliers and creditors for due diligence inquiry and (3) Seller shall (and shall cause each of the Subsidiaries to) furnish promptly to RCBA or Purchaser all information concerning its business, properties and personnel as RCBA or Purchaser or their Representatives may reasonably request during this 45-day period, provided that any review will be conducted in a way that will not interfere unreasonably with the conduct of Seller's business. RCBA and Purchaser will keep all information and documents obtained pursuant to this Section 3.8 on a confidential basis subject to Section 7.17.

        3.9 Credit and Bonding Agreements. Renegotiation and confirmation of all credit and bonding agreements between Seller and the parties listed on
Exhibit 3.9 shall have been accomplished in a manner reasonably satisfactory to RCBA and Seller, including receipt by Seller of all necessary consents to the Transaction Documents and the transactions contemplated therein.

        3.10 Legal Opinions. Seller shall have furnished to RCBA and Purchaser on the Closing Date the opinion of Goodwin, Procter & Hoar LLP, dated the Closing Date, in form reasonably satisfactory to RCBA and Purchaser.

        3.11 Registration Rights Agreement. Seller shall have executed and delivered at the Closing the Registration Rights Agreement.

        3.12 Voting Agreement. David B. Perini shall have used his best efforts to have the Perini Testamentary Trust and the David Perini Foundation execute the Voting Agreement. Purchaser, Seller, David B. Perini, Bart Perini, Ronald Tutor and Tutor-Saliba Corporation and, if they so agree, Perini Memorial Foundation and David B. Perini Testamentary Trust under the will of Louis R. Perini shall each have executed the Voting Agreement substantially in the form attached as Exhibit 3.12.

        3.13 Other. Seller shall have furnished to RCBA and Purchaser such executed and conformed copies of such certificates, letters and documents as the RCBA and Purchaser may reasonably request and as are customary for transactions such as those contemplated by this Agreement.

        3.14 HSR. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated, if applicable.


                                   ARTICLE IV
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

        The obligations of Seller to be discharged under this Agreement on or prior to the Closing are subject to satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by Seller at or prior to the Closing):

        4.1 Compliance by RCBA and Purchaser. All of the terms, covenants and conditions of this Agreement to be complied with and performed by either RCBA or Purchaser at or prior to the Closing shall have been complied with and performed by such entity in all material respects, and the representations and warranties made by RCBA and Purchaser in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing, except for changes contemplated by this Agreement.

        4.2 No Legal Action. No action, suit, investigation or other proceeding relating to the transactions contemplated hereby shall have been instituted before or threatened by any Government Entity which presents a substantial risk of the restraint or prohibition of the transactions contemplated hereby or the obtaining of material damages or other material relief in connection therewith.

        4.3 Opinion of Independent Investment Banking Firm. Seller shall have been advised in writing by J. P. Morgan Company and an independent investment banking firm reasonably satisfactory to Seller (other than J. P. Morgan Company), that in such banking firms' opinion, the Purchase Price is fair, from a financial viewpoint, to the Seller and its stockholders.

        4.4      Employment Contracts.  David B. Perini, Richard J. Rizzo, John
H. Schwartz, Bart Perini and Donald E. Unbekant shall have each signed employment or other agreements with Seller reflecting the terms set forth in
Exhibit 3.6 in forms reasonably acceptable to both Seller and RCBA.

        4.5 American Stock Exchange. Seller shall have received satisfactory assurance from the American Stock Exchange (the "Exchange"), in a form reasonably satisfactory to Seller, that consummation of the transaction will not cause Seller or any securities of the Seller already listed on the American Stock Exchange to lose their listing privileges.

        4.6 Credit and Bonding Agreements. Renegotiation and confirmation of all credit and bonding agreements between Seller and the parties listed on
Exhibit 3.9 shall have been accomplished in a manner reasonably satisfactory to RCBA and Seller, including receipt by Seller of all necessary consents to the Transaction Documents and the transactions contemplated therein.

        4.7 HSR. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated, if applicable.

        4.8 Legal Opinions. RCBA and Purchaser shall have furnished to Seller on the Closing Date the opinion of Wilmer, Cutler & Pickering, dated the Closing Date, in form reasonably satisfactory to Seller.

        4.9 Current Ownership. Except for Ronald Tutor and Tutor-Saliba, investors in Purchaser shall not include any Person that holds more than 1% of Perini Stock without the prior written consent of Seller.


                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Except as set forth on the Perini Disclosure Schedule, Seller hereby represents and warrants to RCBA and Purchaser as follows:

        5.1 Organization, Good Standing, Power, Authority, Etc. Seller and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Seller has the full corporate power and authority to execute and deliver this Agreement and each other Transaction Document and to perform its obligations under this Agreement and each other Transaction Document. Seller has taken all action required by law, its Articles of Organization, its by-laws or otherwise required to be taken by it to authorize the execution, delivery and performance by it of this Agreement and each other Transaction Document. This Agreement is, and after the Closing each other Transaction Document will be, a valid and binding obligation of Seller, enforceable in accordance with its respective terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity and except that rights to indemnity and contribution may be limited by federal or state securities laws or policies underlying such laws. True and complete copies of the Articles of Organization and bylaws of Seller as in effect on the date hereof are attached as Exhibit 5.1 hereto.

        5.2      Capitalization of Seller.

                (a) After giving effect to the Certificate of Vote of Directors, the authorized stock of Seller will at the Closing consist of:
15,000,000 shares of Common Stock, of which at July 24, 1996, 4,847,853 shares were outstanding; 100,000 shares of $21.25 Convertible Exchangeable Preferred Stock, of which at July 24, 1996, 100,000 share were outstanding; 200,000 shares of Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share, none of which shares were outstanding at July 22, 1996. Since March 31, 1996, the Seller has only issued 117,174 shares of Common Stock in accordance with the terms of its employee benefit plans as in existence on March 31, 1996, and 6,925 shares of Common Stock in accordance with the quarterly payment of the annual retainer portion of directors' fees, in all cases in the ordinary course of business and in a manner and in amounts consistent with past practice.

                (b) All of the shares of Series B Cumulative Convertible Preferred Stock issued at the Closing or issued as dividends pursuant to the Articles of Organization and the Certificate of Vote of Directors will be duly authorized, validly issued, fully paid and nonassessable and entitled to the benefits of, and have the terms and conditions set forth in, the Articles of Organization and the Certificate of Vote of Directors. The Conversion Shares will be reserved and will be duly authorized for issuance and, when issued in accordance with the Articles of Organization and the Certificate of Vote of Directors, will be duly and validly issued, fully paid and nonassessable.

                (c) All outstanding shares of stock of Seller have been duly authorized, are validly issued, fully paid and nonassessable, are free of preemptive rights, were not issued in violation of the terms of any agreement or other understanding binding upon or known to the Seller and have been issued in compliance with all applicable federal and state securities or "blue sky" laws. No further approval or authority of the shareholders or of the Board of Directors of Seller will be required for the consummation by Seller of the transactions contemplated by this Agreement and each of the other Transaction Documents, except for approval of the Shareholder Meeting Matters at the Shareholder Meeting.

        5.3 SEC Documents. Each of the SEC Documents, as of the date of its filing with the SEC and as of the Closing, did not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        5.4 Authority and Qualification of Seller. Seller has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents and as currently owned or leased and conducted. Seller is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, other than any failure to be so qualified or in good standing as would not singly or in the aggregate with all such other failures reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations, prospects or condition (financial or otherwise) of Seller and the Subsidiaries taken as a whole (each a "Material Adverse Effect").

        5.5 Subsidiaries. Exhibit 22 to Seller's Annual Report on Form 10-K for the year ended December 31, 1995 as filed with the SEC ("Annual Report") is a true, accurate and correct statement of all of the information required to be set forth in Exhibit 21 by the regulations of the SEC. Each Subsidiary has been duly incorporated or organized and is validly existing as a corporation or other legal entity in good standing under the laws of the jurisdiction of its incorporation or formation, has the corporate or other power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents and as currently owned or leased and conducted and is duly qualified to transact business as a foreign corporation or other legal entity and is in good standing (if applicable) in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, other than any failure to be so qualified or in good standing as would not singly or in the aggregate with all such other failures reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Documents filed with the SEC prior to the date of this Agreement, all of the outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and all capital stock of Subsidiaries owned by Seller, directly or through Subsidiaries (other than directors' qualifying shares), are free and clear of any mortgage, pledge, lien, security interest, restriction upon voting or transfer, claim or encumbrance of any kind ("Encumbrance") (other than such transfer restrictions as may exist under federal and state securities laws), and there are no rights granted to or in favor of any third party (whether acting in an individual, fiduciary or other capacity) other than Seller to acquire any such capital stock, any additional capital stock or any other securities of any Subsidiary.

        5.6 Outstanding Securities. Except as set forth in the SEC Documents filed with the SEC prior to the date of this Agreement and except as contemplated by this Agreement, there are no outstanding (a) securities or obligations of Seller convertible into or exchangeable for any capital stock of Seller, (b) warrants, rights or options to subscribe for or purchase from Seller any such capital stock or any such convertible or exchangeable securities or obligations or (c) obligations of Seller to issue such shares, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options.

        5.7 No Contravention, Conflict, Breach, Etc. The execution, delivery and performance of each of this Agreement and each of the other Transaction Documents by Seller and the consummation of the transactions herein and therein contemplated will not (a) contravene any provision of the Articles of Organization, by-laws or other organization documents of it or of any of the Subsidiaries, or (b) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any assets or properties of it or of any of the Subsidiaries under, any statute, rule, regulation, order or decree of any Government Entity having jurisdiction over it or the Subsidiaries or any of its or their respective properties, assets or operations, or any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, permit, license or other agreement or instrument to which it or any of the Subsidiaries is a party or by which it or any such Subsidiary is bound or to which any of the properties, assets or operations of it or any such Subsidiary is subject which conflict, breach, violation, default, creation or imposition has, or will have, individually or in the aggregate, a Material Adverse Effect.

                 5.8 Consents. No consent, approval, authorization, order, registration, filing or qualification of or with any (a) Government Entity or (b) other third party (whether acting in an individual, fiduciary or other capacity) is required for the consummation of the transactions contemplated by this Agreement or by any of the other Transaction Documents to be performed by Seller, except (i) shareholder approval at the Shareholder Meeting, (ii) such as will have been obtained and made and will be in full force and effect as of the Closing and (iii) such as may be required under the Act and state securities laws in connection with the performance by Seller of its obligations under the Registration Rights Agreement.

                 5.9 No Existing Violation or Default. Neither Seller nor any of the Subsidiaries is in violation of (a) its charter, by-laws or other organization documents or (b) any applicable law, ordinance, administrative or governmental rule or regulation or (c) any order, decree or judgment of any Government Entity having jurisdiction over Seller or any Subsidiary. The properties, assets and operations of Seller and the Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety.

        5.10     Environmental Matters.

                 (a)     Compliance.

                         (i) Seller and Subsidiaries are in compliance with all
applicable Environmental Laws except where the failure to comply does not have a Material Adverse Effect.

                         (ii) Neither Seller nor any Subsidiary has received any
written communication from any Person or Government Entity that alleges that Seller or any Subsidiary is not in compliance with applicable Environmental Laws.

                 (b) Environmental Permits. Seller and the Subsidiaries have all Environmental Permits necessary for the conduct and operation of their business, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Seller and the Subsidiaries are in compliance with all terms and conditions of all such Environmental Permits.

                 (c)     Environmental Claims.

                         (i) There is no Environmental Claim pending or, to the
Knowledge of Seller, threatened against Seller or any Subsidiary, or against any real or personal property or operation that Seller or any Subsidiary owns, leases or manages, in whole or in part.

                         (ii) Neither Seller nor any Subsidiary has received
notice that Seller or any Subsidiary is liable for any response, removal, investigative, or remedial costs under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., or under any similar state statute.

                         (iii) To the Knowledge of Seller, all Hazardous
Materials generated by Seller or any Subsidiary have been transported, stored, treated, or disposed of by carriers or treatment, storage and disposal facilities authorized or permitted under all applicable Environmental Laws.

                         (iv) (a) Seller and the Subsidiaries have fully
complied with all applicable provisions of any Environmental Laws that condition, restrict or prohibit the transfer, sale, lease or closure of any property for environmental reasons; (b) neither Seller nor any Subsidiary is required to place any notice or restriction relating to the presence of Hazardous Materials in any instrument or deed to any real property owned, leased or operated by it; (c) no environmental lien has attached to any portion of the real property owned or leased by Seller or any Subsidiary; and
(d) no governmental actions have been taken or are in progress that could subject any or all of the foregoing to any such lien.

                 (d) Release of Hazardous Materials. To the Knowledge of Seller, there has not been any release of Hazardous Materials at or from any facility or real property owned, operated or leased by Seller or any Subsidiary, except for de minimis releases that would not reasonably be expected to give rise to liability under the Environmental Laws.

                 (e) Underground Storage. To the Knowledge of Seller, there are not now any underground storage tanks on or at any real property leased or operated by the Seller or any Subsidiary.

                 (f) Asbestos, PCBs, Etc. To the Knowledge of Seller, no polychlorinated biphenyls ("PCBs"), asbestos-containing material ("ACM"), or urea formaldehyde insulation is present at any of the real property currently owned, leased or operated by Seller or any Subsidiary in such condition or under such circumstances as would reasonably be expected to give rise to an Environmental Claim, and Seller and the Subsidiaries have complied in all material respects with all regulatory requirements relating to the storage, removal, disposal or release, if any, of ACM or PCBs located on any real property leased or operated by Seller or any Subsidiary.

                 (g) Environmental Subsidiary. As to the Environmental Subsidiary, in addition to the other representations and warranties contained in this Section 5.10:
                         (i)  There are no claims, actions, causes of action, or
other written notices pending or, to the Knowledge of Seller, threatened against Seller or any Subsidiary under the Environmental Laws, contract, common law or otherwise, arising from the Environmental Subsidiary's provision of materials or services to any Person or entity;

                         (ii) The Environmental Subsidiary is not listed as the
generator of any Hazardous Material on any waste manifest or other document prepared pursuant to the Environmental Laws, contract or otherwise, and the Environmental Subsidiary has not assumed, under the Environmental Laws, contract or otherwise, the responsibilities or liabilities of the generator of any Hazardous Material;

                         (iii) To the Knowledge of Seller, the Environmental
Subsidiary has not performed, and has not provided materials or services used in the performance of, any remedial action taken pursuant to the Environmental Laws, where the remedial action is not, or it is alleged by any Person or entity that the remedial action is not, constructed and operating in accordance with the Environmental Laws, contract and other applicable requirements; and

                         (iv)  To the knowledge of Seller, there are no claims,
actions, causes of action, or other written notices pending or threatened against Seller or any Subsidiary under the Environmental Laws, contract, common law or otherwise, arising from the Environmental Subsidiary's provision of materials or services to any Person or entity, that are not subject to coverage under the Environmental Subsidiary's insurance policies, except where such claims, actions, causes of action or other written notice will not have a Material Adverse Effect.


        5.11 Licenses and Permits. Seller and the Subsidiaries have such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental agencies and bodies ("Licenses") as are necessary to own, lease or operate their properties and to conduct their businesses in the manner described in the SEC Documents and as currently owned or leased and conducted and all such Licenses are valid and in full force and effect except such licenses which the failure to have or to be in full force and effect individually or in the aggregate do not have a Material Adverse Effect. To Seller's Knowledge, after due inquiry, Seller and the Subsidiaries are in compliance in all material respects with their respective obligations under such Licenses, with such exceptions as individually or in the aggregate do not have a Material Adverse Effect, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Licenses.

        5.12 Title to Properties. Seller and the Subsidiaries have sufficient title to all material properties (real and personal) owned by Seller and the Subsidiaries which are necessary for the conduct of the business of Seller and the Subsidiaries as described in the SEC Documents and as currently conducted, free and clear of any Encumbrance that may materially interfere with the conduct of the business of Seller and the Subsidiaries, taken as a whole, and to the best of Seller's knowledge, after due inquiry, all material properties held under lease by Seller or the Subsidiaries are held under valid, subsisting and enforceable leases.

        5.13     Taxes.

                 (a) Seller and each Subsidiary has (i) duly filed (or there have been filed on its behalf) with the appropriate Government Entities all Tax Returns required to be filed by it on or prior to the date hereof, all of which such Tax Returns were correct and complete in all respects and (ii) duly paid in full or made provision in accordance with generally accepted accounting principles on the Closing Date Balance Sheet (or there has been paid or provision has been made on its behalf) for the payment of all Taxes for all periods ending through the date hereof;

                 (b) Seller and each Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

                 (c) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Seller or any Subsidiary;

                 (d) the income Tax Returns of Seller and each Subsidiary have been examined by the Internal Revenue Service and the applicable state or local tax authorities for all periods through and including December 31, 1989 (or the applicable statutes of limitation for the assessment of income Taxes for such periods have expired), and no deficiencies were asserted as a result of such examinations that have not been resolved and fully paid; neither Seller nor any Subsidiary has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes for which Seller or any Subsidiary may be liable;

                 (e) there are no Tax liens outstanding against any assets, properties or business of Seller or any Subsidiary;

                 (f) neither Seller nor any Subsidiary has filed a consent under Section 341(f) of the Code to be treated as a collapsible corporation;

                 (g) neither Seller nor any Subsidiary has made any payments, is obligated to make any payments or is a party to any agreement which under certain circumstances could obligate it to make any payments which will not be deductible under Section 280G of the Code;

                (h) neither Seller nor any Subsidiary has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or has any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

                (i) correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Seller or any Subsidiary since January 1, 1993 have been made available to Purchaser and RCBA for their review;

                (j) the aggregate unpaid Taxes of the Seller and Subsidiaries did not, as of March 31, 1996, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the most recent SEC Document, and the aggregate unpaid Taxes of Seller and Subsidiaries do not exceed that reserve as adjusted for payments and accruals made through the Closing Date in accordance with the past custom and practice of Seller and Subsidiaries in filing their Tax Returns; and

                (k) neither Seller nor any Subsidiary is a party to any tax sharing, tax indemnity or other agreement or arrangement relating to Taxes with any Person.

        5.14 Litigation. Except as set forth in SEC Documents filed with the SEC prior to the date of this Agreement, there are no pending actions, suits, proceedings, arbitrations or investigations against or affecting Seller or any of the Subsidiaries or any of their respective properties, assets or operations, or with respect to which Seller or any of the Subsidiaries is responsible by way of indemnity or otherwise, that are required under the Exchange Act to be described in such SEC Documents, that questions the validity of this Agreement or any of the other Transaction Documents or any action to be taken pursuant to this Agreement or any of the other Transaction Documents, or that would singly or in the aggregate, with all such other actions, suits, investigations or proceedings, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement or any of the other Transaction Documents; and, to the best Knowledge of Seller, after due inquiry, except as set forth in SEC Documents filed with the SEC prior to the date of this Agreement, no such actions, suits, proceedings or investigations are threatened or contemplated and there is no basis for any such action, suit, proceeding or investigation.

        5.15    Labor Matters.

                (a) Neither Seller nor any Subsidiary is engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, and Seller and each Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health;

                (b) there is no unfair labor practice charge or complaint pending or threatened against Seller or any Subsidiary before the National Labor Relations Board nor is there any grievance or any arbitration proceeding arising out of or under collective bargaining agreements pending or threatened, and there is no basis for any such charge, complaint or grievance;

                (c) there is no labor strike, lockout, slow-down, employment related arbitration, or work stoppage pending or threatened against Seller or any Subsidiary;

                (d) neither Seller nor any Subsidiary has experienced any significant work stoppage nor has Seller or any Subsidiary been a party to any proceedings before the National Labor Relations Board for the past three years or been a party to any arbitration proceeding arising out of or under collective bargaining agreements for the past three years;

                (e) there is no charge or compliance proceeding actually pending or threatened against Seller or any Subsidiary before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and

                (f) neither Seller nor any Subsidiary has received notice of the intent of any Government Entity responsible for the enforcement of labor or employment laws to conduct an investigation, and no such investigation is in progress.

        5.16 No Illegal or Improper Transactions. Neither Seller nor any Subsidiary has, nor, to the Knowledge of Seller, has any director, officer or employee of Seller or any Subsidiary, directly or indirectly, used funds or other assets of Seller or any Subsidiary, or made any promise or undertaking in such regard, for (a) illegal contributions, gifts, entertainment or other expenses relating to political activity; (b) illegal payments to or for the benefit of governmental officials or employees, whether domestic or foreign; (c) illegal payments to or for the benefit of any Person, or any director, officer, employee, agent or representative thereof; or (d) the establishment or maintenance of a secret or unrecorded fund; and, to the Knowledge of Seller, there have been no false or fictitious entries made in the books or records of Seller or any Subsidiary.

        5.17 Contracts. All of Seller's material contracts that are required to be described in the SEC Documents or to be filed as exhibits thereto are described in the SEC Documents or filed as exhibits thereto and are in full force and effect. Neither Seller nor any of the Subsidiaries nor, to the best knowledge of Seller, any other party is in breach of or default under any such contracts except for such breaches and defaults as in the aggregate have not had and would not have a Material Adverse Effect.

        5.18 Finder's Fees. Except as set forth on the Perini Disclosure Schedule, no broker, finder or other party is entitled to receive from Seller, any of the Subsidiaries or any other Person any brokerage or finder's fee or any other fee, commission or payment as a result of the transactions contemplated by this Agreement.

        5.19 Financial Statements. The audited consolidated financial statements and related schedules and notes included in the SEC Documents comply in all material respects with the requirements of the Exchange Act and the Act and the rules and regulations of the SEC thereunder, were prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved and fairly present the financial condition, results of operations, cash flows and changes in stockholders' equity of the Seller and the Subsidiaries at the dates and for the periods presented. The unaudited quarterly consolidated financial statements and the related notes included in the SEC Documents present fairly the financial condition, results of operations and cash flows of Seller and the Subsidiaries at the dates and for the periods to which they relate, subject to year-end audit adjustments (consisting only of normal recurring accruals), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis except as otherwise stated therein and have been prepared on a basis substantially consistent with that of the audited financial statements referred to above except as otherwise stated therein.

        5.20    Employee Benefit Plans; ERISA.

                (a) Schedule 5.20(a) lists each Seller Plan. Seller has heretofore made available to Purchaser, if applicable, true and complete copies of each of the following documents: (i) a copy of each such Seller Plan (including all amendments thereto) or a description of each unwritten plan; (ii) a copy of the Forms 5500 filed with the Internal Revenue Service with respect to each such Seller Plan for the last two years; (iii) a copy of the actuarial report, if any, with respect to each such Seller Plan for the last two years;
(iv) if the Seller Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; (v) the most recent determination letter received from the Internal Revenue Service with respect to each Seller Plan that is intended to be qualified under Section 401 of the Code; (vi) the most recent summary plan description; and (vii) any forms filed with Pension Benefit Guaranty Corporation and any Forms 5310 or 5330 filed with the Internal Revenue Service within the last three years.

                (b) (i) none of the Seller Plans is or has been subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) there is no outstanding or contingent liability under Title IV of ERISA with respect to any Seller Plan; (iii) full and timely payment has been made of all amounts that Seller and each Subsidiary are required to pay as a contribution to the Seller Plans; (iv) each of the Seller Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; and (v) no Seller Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Seller or any Subsidiary beyond their retirement or other termination of service (other than (1) coverage mandated by Section 4980B of the Code or state health continuation laws, (2) death benefits or retirement benefits under any funded "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, which is a qualified plan under
Section 401(a) of the Code, and (3) deferred compensation, severance, vacation or other welfare benefits accrued and identified as liabilities on the books of Seller and Subsidiaries).

                (c) Neither Seller nor any of its ERISA Affiliates is contributing to or is obligated to contribute to a Multiemployer Pension Plan nor does Seller or any Subsidiary have any outstanding liability with respect to any Multiemployer Pension Plan. Neither the Seller nor any of its ERISA Affiliates has incurred or expects to incur any liability, except for ongoing funding obligations, under Title IV of ERISA with respect to any Multiemployer Pension Plan.

                (d) Neither Seller nor any Subsidiary has, since January 1, 1996, made any commitment (i) to create any additional Seller Plan or to modify in any material respect any existing Seller Plan covering employees engaged in its businesses or (ii) to create or modify in any material respect any salary, bonus, and/or profit-sharing arrangement covering such employees.

                (e) Neither Seller nor any Subsidiary and no Seller Plan (nor any trust created thereunder nor any trustee or administrator thereof) has engaged in any transaction, taken any action, or failed to take any action in connection with which Seller or any Subsidiary could be subject (whether directly or indirectly or as indemnitor) to any liability (whether actual or contingent) or material civil penalty assessed pursuant to Sections 409, 502(c), 502(i), 502(l), or 4071 of ERISA or material tax or material penalty imposed pursuant to Sections 4971, 4972, 4975 to 4980A, or 5000 of the Code. All returns and reports that were required to be filed with any Government Entity with respect to Seller Plans have been filed on a timely basis and were correct and complete in all material respects.

                (f) There are no pending, threatened, or anticipated claims (other than routine claims for benefits) by, on behalf of, or against any Seller Plan. No Seller Plan is presently under audit or examination (nor has notice been received of a potential audit) by the Internal Revenue Service, the Department of Labor, or Pension Benefit Guaranty Corporation, nor are there any matters pending with respect to any Seller Plan with the Internal Revenue Service under its Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs.

                (g) Each Seller Plan has been operated in all material respects in accordance with its terms and with applicable Law.

                (h) Except for ongoing funding obligations, no liability under Title IV of ERISA has been or is expected to be incurred by Seller or any Subsidiary with respect to any ongoing, frozen or terminated "single- employer plan," within the meaning of Section 4001(a)(15) of ERISA (a "Title IV Pension Plan"), currently or formerly maintained by any of them, or any single-employer plan (an "ERISA Affiliate Plan") of any entity that is considered one employer with the Seller under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither any Seller Plan which is a funded employee pension benefit plan ("Pension Plan") nor any ERISA Affiliate Plan has an "accumulated funding deficiency"

(whether or not waived) within the meaning of Section 412 of the Code or
Section 302 of ERISA. Neither Seller nor any Subsidiary has provided, or is required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code. Neither Seller nor any ERISA Affiliate is, or, within the last seven years has been, a participating employer under a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA.

                (i)     Except for the Employment Contracts referenced in
Section 3.6, the consummation of the transactions contemplated by this Agreement will not (i) entitle any employee to severance pay, unemployment compensation or any other payment or (ii) accelerate the timing of any payment or the vesting of any rights or increase the amount of any compensation due any employee or former employee. Each Seller Plan may be unilaterally amended or terminated without liability except as to benefits accrued thereunder prior to the amendment or termination.

        5.21 Contingent Liabilities. Except as fully reflected or reserved against in the financial statements included in the Annual Report or the Quarterly Report, or disclosed in the footnotes contained in such financial statements, Seller and Subsidiaries had no liabilities (including tax liabilities) at the date of such financial statements, absolute or contingent, that were material either individually or in the aggregate to Seller and Subsidiaries taken as a whole. Except as so reflected, reserved, or disclosed, Seller and Subsidiaries have no commitments which are materially adverse either individually or in the aggregate to Seller and Subsidiaries taken as a whole.

        5.22 No Material Adverse Change. Since the latest date as of which information with respect to the following items is given in the SEC Documents filed prior to July 24, 1996 and except as contained in the Transaction Documents and the transactions contemplated therein, there has not been:

                (a) any change that by itself or together with other changes has a Material Adverse Effect; or

                (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Seller; or

                (c) except as provided for in this Agreement and the other Transaction Documents, any change in the authorized capital of Seller or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments; or

                (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Seller; or

                (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by Seller to any of its officers directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increased for employees in accordance with past practice; or

                (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of Seller; or

                (g) any sale or transfer, or any agreement to sell or transfer, any material assets property or rights of Seller to any person; or

                (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Seller, provided that Seller may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice; or

                (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of Seller or requiring consent of any party to the transfer and assignment of any such assets, property or rights; or

                (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of Seller; or

                (k)     any waiver of any material rights or claims of Seller;
or

                (l) any material breach, amendment or termination of any material contract, agreement, license, permit or other right to which Seller is a party; or

                (m) any transaction by Seller outside the ordinary course of business; or

                (n) any capital expenditures or commitment by Seller, either individually or in the aggregate, exceeding $5,000,000.00; or

                 (o) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Seller or the revaluation by Seller of any of its assets; or

                 (p) any creation or assumption by Seller of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for taxes not yet due and payable); or

                 (q) any entry into, amendment of, relinquishment, termination or non-renewal by Seller of any contract, lease transaction, commitment or other right or obligation that would have a Material Adverse Effect; or

                 (r) any loan by Seller to any person or entity, incurring by Seller, of any indebtedness, guaranteeing by Seller of any indebtedness, issuance or sale of any debt securities of Seller or guaranteeing of any debt securities of others; or

                 (s) the commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of Seller or any of its affairs; or

                 (t) negotiation or agreement by Seller or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with RCBA and its representatives regarding the transactions contemplated by this Agreement).

        5.23 Investment Company. Seller is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        5.24 Exemption from Registration; Restrictions on Offer and Sale of Same or Similar Securities. Assuming the representations and warranties of RCBA and Purchaser set forth in Article VI hereof are true and correct in all material respects, the offer and sale of the Shares made pursuant to this Agreement will be exempt from the registration requirements of the Act. Neither Seller nor any Person acting on its behalf has, in connection with the offering of the Shares, engaged in (a) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Act), (b) any action involving a public offering within the meaning of Section 4(2) of the Act, or (c) any action which would require the registration of the offering and sale of the Shares pursuant to this Agreement under the Act or which would violate applicable state securities or "blue sky" laws. Seller has not made and will not make, directly or indirectly, any offer or sale of Shares or of securities of the same or a similar class as the Shares if as a result the offer and sale of Shares contemplated hereby could fail to be entitled to exemption from the registration requirements of the Act. As used herein, the terms "offer" and "sale" have the meanings specified in
Section 2(3) of the Act.

        5.25 Disclosure. No representation or warranty concerning the Seller or any Subsidiary in this Agreement or any Exhibit or Schedule hereto, or contained in any certificate or instrument delivered or to be delivered by or on behalf of Seller or any Subsidiaries pursuant to this Agreement, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES
                             OF RCBA AND PURCHASER

        RCBA and Purchaser each hereby represents and warrants to Seller that:

        6.1 Organization, Good Standing, Power, Authority, Etc. Each of RCBA and Purchaser has the full power and authority to execute and deliver this Agreement and the Registration Rights Agreement, and to perform its obligations under this Agreement and the Registration Rights Agreement. Each of RCBA and Purchaser has taken all action required by law, its charter, its by-laws or otherwise required to be taken by it to authorize the execution and delivery of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated to be performed by it hereby and thereby. Each of this Agreement and the Registration Rights Agreement is a valid and binding agreement of RCBA and Purchaser, enforceable in accordance with its respective terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity and except to the extent that rights to indemnity and contribution may be limited by federal or state securities laws or policies underlying such laws.

        6.2 No Conflicts; No Consents. Neither the execution and delivery of this Agreement and the Registration Rights Agreement nor the consummation by Purchaser of the purchase contemplated hereby will (i) conflict with, or result in a breach of, any provision of its partnership agreement or (ii) violate any statute or law or any judgment, order, writ, injunction, decree, rule or regulation applicable to RCBA or Purchaser. No consent, authorization or approval of, or declaration, filing or registration with, or exemption by, any governmental or regulatory authority is required in connection with the execution and delivery of, and the performance by RCBA or Purchaser of their obligations under, this Agreement or the Registration Rights Agreement or the consummation by RCBA or Purchaser of the transactions to be performed by it as contemplated hereby and thereby.

        6.3 Investment Intent, Etc. Purchaser (a) has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares, (b) fully understands the nature, scope and duration of the limitations on transfer contained in this Agreement, (c) can bear the economic risk of an investment in the Shares and can afford a complete loss of such investment, and (d) is purchasing the Shares for investment and not with a view to, or for a sale in connection with, any public distribution in violation of the Act. Such Purchaser acknowledges (y) receipt of the SEC Documents filed with the SEC prior to the date of this Agreement and (z) that such Purchaser has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Seller concerning the merits and risks of investing in the Shares, and to obtain such additional information that Seller possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information contained in such SEC Documents.

        6.4 Litigation. There is no claim, suit, action, proceeding or investigation (whether at law or equity, before or by any Government Entity or before any arbitrator) pending or, to the knowledge of RCBA or Purchaser, threatened against or affecting RCBA or Purchaser, the outcome of which would in any manner impair the ability of RCBA or Purchaser to perform its obligations hereunder or against the transactions contemplated by this Agreement.

        6.5 Certain Fees. Neither RCBA nor Purchaser has entered into, nor will enter into, during the term of this Agreement, any agreement, arrangement or understanding with any Person that will result in the obligation of Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

        6.6 Financial Ability. Purchaser is financially capable and has, or will have upon the Closing Date, sufficient cash and other resources available to complete the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement.



                                  ARTICLE VII
                            COVENANTS OF THE PARTIES

        7.1 Restrictive Legends. Purchaser covenants and agrees with Seller that Purchaser will not dispose of any of Purchaser's shares of Series B Cumulative Convertible Preferred Stock or Conversion Shares (unless, with respect to such Conversion Shares, such Conversion Shares were previously issued pursuant to an effective registration statement under the Act) except pursuant to (a) an effective registration statement under the Act or (b) an applicable exemption from registration under the Act. In connection with any sale by

Purchaser pursuant to clause (b) of the preceding sentence, Purchaser shall furnish to Seller an opinion of counsel reasonably satisfactory to Seller to the effect that such exemption from registration is available in connection with such sale.

        7.2 Executive Committee. Seller shall, immediately upon the issuance of the Shares, reconstitute its Executive Committee such that:

                 (a) the Executive Committee shall have five voting members, three of whom shall be designated directors of Seller by the Purchaser of Series B Cumulative Convertible Preferred Stock and two of whom shall be David B. Perini and/or such other director(s) as may be designated by the Board of Directors of Seller (excluding directors designated by the holders of the Series B Cumulative Convertible Preferred Stock pursuant to the Certificate of Vote of Directors); provided, however, that the holders of Series B Cumulative Convertible shall not be entitled to designate any greater number of members of the Executive Committee than the number which they are entitled to designate pursuant to the terms of the Certificate of Vote of Directors, and

                 (b) the Executive Committee shall meet regularly and as needed, in Person or by telephone, and

                 (c) the Board of Directors shall delegate to the Executive Committee its power set forth in Section 4 of Seller's by-laws to oversee and direct the CEO of Seller, and

                 (d) the Board of Directors shall have adopted the Bylaw Amendments as set forth in Exhibit 1.6 to prevent the modification of the powers of the Executive Committee set forth in this Section 7.2 and/or the dissolution of the Executive Committee, and

                 (e) the provisions of this Section shall terminate and be of no further force and effect when and if the holders of Series B Cumulative Convertible Preferred Stock shall not be entitled to designate more than one director pursuant to the terms of the Certificate of Vote of Directors.

        7.3      Seller's Board of Directors.   Seller shall, immediately upon
issuance of the Shares, expand its Board of Directors by three members ("New Directors"), one of whom shall be a Class I director, another of whom shall be a Class II director and the third of whom shall be a Class III director, shall appoint persons designated by Purchaser to these three directorships, and shall not remove such New Directors without cause. For so long as Purchaser is entitled to nominate at least one Designated Director (as defined in the Certificate of Vote of Directors) pursuant to the Certificate of Vote of Directors, Seller shall appoint a Designated Director to the Audit Committee, the Nominating Committee, and the Compensation Committee.

        7.4 Perini Disclosure Schedule. Within twenty (20) days of the date on which this Agreement is entered into, Seller shall provide a disclosure schedule disclosing with specificity all matters which are inconsistent with Seller's representations and warranties set forth in Article V ("Perini Disclosure Schedule"); the parties agree that the Perini Disclosure Schedule shall become part of this Agreement. Seller agrees that RCBA shall have the right to terminate this Agreement if it is not, in its sole discretion, satisfied with the Perini Disclosure Schedule. RCBA shall be deemed to be satisfied with the Perini Disclosure Schedule unless it notifies Seller in writing within ten (10) days of the receipt of such Perini Disclosure Schedule that RCBA is terminating this Agreement because it is not so satisfied.

        7.5      Certificates for Shares and Conversion Shares To Bear Legends.

                 (a) So long as the shares of Series B Cumulative Convertible Preferred Stock are Transfer Restricted Securities, they shall be subject to a stop-transfer order and the certificate or certificates therefor shall bear the following legend by which each holder thereof shall be bound:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE AND ANY SECURITIES ISSUABLE UPON CONVERSION OR EXCHANGE HEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER. ANY SALE PURSUANT TO CLAUSE (ii) OF THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO PERINI CORPORATION TO THE EFFECT THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE IN CONNECTION WITH SUCH SALE. IN ADDITION, THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE OR HYPOTHECATION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO RESTRICTIONS WHICH ARE CONTAINED IN THE ARTICLES OF ORGANIZATION, AS AMENDED, OF PERINI CORPORATION, IN THE CERTIFICATE OF VOTE OF DIRECTORS GOVERNING THESE SHARES AND IN A STOCK PURCHASE AGREEMENT DATED AS OF JULY 24, 1996, A COPY OF EACH OF WHICH IS ON FILE WITH PERINI CORPORATION AND WILL BE FURNISHED BY THE CORPORATION TO THE STOCKHOLDER ON REQUEST AND WITHOUT CHARGE."

                 (b) So long as the Conversion Shares are Transfer Restricted Securities, they shall, unless previously issued pursuant to an effective registration statement under the Act, be subject to a stop-transfer order and the certificate or certificates representing any such Conversion Shares shall bear the following legend by which each holder thereof shall be bound:


        "THE SHARES REPRESENTED BY THIS CERTIFICATE AND ANY SHARES OR OTHER SECURITIES ISSUABLE UPON EXCHANGE HEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER. ANY SALE PURSUANT TO CLAUSE (ii) OF THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO PERINI CORPORATION TO THE EFFECT THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE IN CONNECTION WITH SUCH SALE. IN ADDITION, THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE OR HYPOTHECATION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO RESTRICTIONS WHICH ARE CONTAINED IN THE ARTICLES OF ORGANIZATION, AS AMENDED, OF PERINI CORPORATION AND IN A STOCK PURCHASE AGREEMENT DATED AS OF JULY 24, 1996, A COPY OF EACH OF WHICH IS ON FILE WITH PERINI CORPORATION AND WILL BE FURNISHED BY THE CORPORATION TO THE STOCKHOLDER ON REQUEST AND WITHOUT CHARGE."


        7.6 Removal of Legends. After termination of the requirement that all or part of such legend be placed upon a certificate, Seller shall, upon receipt by Seller of evidence reasonably satisfactory to it that such requirement has terminated and upon the written request of the holders of Conversion Shares issue certificates for the Conversion Shares that do not bear such legend.

        7.7 Pre-Closing Activities. From and after the date of this Agreement until the Closing, each of Seller, RCBA and Purchaser shall act with good faith towards, and shall use commercially reasonable efforts to consummate, the transactions contemplated by this Agreement, and none of Seller, RCBA, or Purchaser will take any action that would prohibit or impair its ability to consummate the transactions contemplated by this Agreement.

        7.8 Information. So long as any of the Series B Cumulative Convertible Preferred Stock or the Conversion Shares are outstanding, Seller shall file with the SEC the annual reports and quarterly reports and the information, documents and other reports that are required to be filed with the SEC pursuant to Sections 13 and 15 of the Exchange Act, whether or not Seller has or is required to have a class of securities registered under the Exchange Act and whether or not Seller is then subject to the reporting requirements of the Exchange Act, at the time Seller is or would be required to file the same with the SEC and, promptly after Seller is or would be required to file such reports, information or documents with the SEC, to mail copies of such reports, information and documents to the holders of the Series B Cumulative Convertible Preferred Stock and the Conversion Shares at their addresses set forth in the register of Shares and Conversion Shares maintained by the transfer agent therefor.

        7.9 Shareholder Meeting. In connection with the next meeting of the shareholders of Seller ("Shareholder Meeting"), Seller shall recommend, and shall use commercially reasonable efforts (including the preparation and circulation of the Proxy Statement) to obtain, the approval of such holders for the Transaction Documents, and the transactions contemplated by the Transaction Documents, and the ratification of the Bylaw Amendments (such items the "Shareholder Meeting Matters").

        7.10 Proxy Statement. Seller covenants that the Proxy Statement will not include any untrue statement of a material fact, or omit to state any material fact, necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, Seller's covenant shall not encompass any information in the Proxy Statement that was furnished in writing to the Seller by or on behalf of Purchaser or RCBA for use specifically in connection with the preparation of the Proxy Statement. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement shall be made, without consultation with RCBA and Purchaser. Seller shall notify RCBA and Purchaser promptly of the receipt by it of any comments from the SEC or its staff and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply RCBA and Purchaser with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its staff, on the other hand, with respect to the Proxy Statement.

        7.11 Registration Rights. Subject to approval by the shareholders of Seller, Conversion Shares shall be Registrable Securities, as defined in the Registration Rights Agreement, and the holders of such Conversion Shares shall be entitled to the rights of such a holder under the Registration Rights Agreement.

        7.12 Stock Exchange Listing. Subsequent to approval by the shareholders of the Seller of the Shareholder Meeting Matters at the Shareholders Meeting, Seller shall take all steps necessary to ensure that the Conversion Shares are approved for listing, subject to notice of issuance by the American Stock Exchange and any other securities exchange on which the Common Stock is listed.

        7.13 HSR. To the extent applicable, Seller, RCBA and Purchaser shall make all filings and furnish all information required with respect to the transactions contemplated by this Agreement by the HSR Act and shall use their best efforts to obtain the early termination of the waiting period thereunder, provided that neither Seller, RCBA nor Purchaser shall be required to agree to dispose of or hold separate any portion of its business or assets.

        7.14     Acquisition Proposals.

                 (a) Prior to the Closing, Seller agrees that neither Seller nor any Subsidiary nor any of the respective officers and directors of Seller or any of the Subsidiaries shall, and Seller shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by Seller or any Subsidiary) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of Seller) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any substantial portion of the assets or any equity securities of, Seller or any of the Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate directly or indirectly any effort or attempt to make or implement an Acquisition Proposal; and

                (b) Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Seller will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this subsection 7.14(b). Seller will notify RCBA and Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with RCBA and Purchaser. Nothing contained in this Agreement shall prohibit Seller and its directors from
(i) pursuing Acquisition Proposals if, in the exercise of Seller's directors' good faith judgment (which judgment is based upon the advice of independent, outside legal counsel) their fiduciary duties to Seller's shareholders so require, (ii) making to the stockholders any recommendation and related filing with the SEC, as required by Rules 14e-2 and 14d-9 under the Exchange Act, with respect to any tender offer, or (iii) from informing the stockholders of Seller in the proxy materials with respect to the Shareholder Meeting to consider the transactions contemplated by this Agreement of information that is material to the vote with respect to such transactions.

        7.15 Publicity. Seller, RCBA and Purchaser will consult with each other and obtain each other's consent before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and consent, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange.

        7.16 Reservation of Shares. Seller shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of Series B Cumulative Convertible Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of Series B Cumulative Convertible Preferred Stock from time to time.

        7.17 Confidentiality. Each of RCBA and the Purchaser recognizes and acknowledges that it has in the past, currently has, and in the future may possibly have, access to certain confidential information of Seller. Each of RCBA and Purchaser agrees that it will not disclose confidential information with respect to Seller to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Seller and to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this
Section 7.17, unless (i) such information becomes known to the public generally through no fault of RCBA or Purchaser, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clauses (i), (ii), or (iii) above, RCBA and/or Purchaser shall, if possible, give prior written notice thereof to Seller and provide Seller with the opportunity to contest such disclosure.

        7.18 Use of Proceeds. The net proceeds of the sale of the Shares will be used by Seller and its Subsidiaries for general corporate purposes, and shall not, without the prior written consent of Purchaser (which consent may be withheld in its sole discretion) be used to pay dividends or pay down or reduce any debt or securities senior in liquidation preference or dividend to the Shares ("Action"), provided, however, that no such written consent of Purchaser shall be required where a majority of the Designated Directors (as defined in the Certificate of Vote of Directors) approves the proposed Action. Seller intends that such net proceeds will be used for investment in the continuing businesses of Seller and the Subsidiaries.

        7.19 Maintenance of Business. Seller covenants that between the date of this Agreement and Closing, it shall and shall cause each of its Subsidiaries to:

                (a) conduct its business (including, but not limited to, making loans, paying directors, officers and employees, including any salary, bonus, or other compensation policy, disposing or acquiring assets, and incurring liabilities) only in the ordinary course, consistent with past practice,

                (b) use commercially reasonable efforts to preserve its business organizations intact, to retain the services of its present officers and employees and to preserve the good will of the suppliers and customers and others having business relations with it,

                (c) comply in all material respects with all laws that may be applicable to its business,

                (d) not make any noncash distributions or dividends to its stockholders, and

                (e) comply with its stated official accounting policies with respect to charge-offs and loss provisions.

                Subject to the foregoing, any transaction or action that is not in the ordinary course of business, consistent with Seller's past practice, shall be subject to the prior written consent of Purchaser.


                                  ARTICLE VIII
                                   STANDSTILL

        8.1 Generally. Each of RCBA and Purchaser hereby agrees that during the Standstill Period (hereinafter defined) it will not, nor will it permit any of its Affiliates (for purposes of this Agreement, Affiliates of RCBA and Purchaser shall be deemed to include Ronald Tutor and Tutor-Saliba Corporation) to, directly or indirectly:

                (a) acquire, offer to acquire, or agree to acquire by purchase, by joining a partnership, limited partnership, syndicate or "group" any securities of Seller or securities convertible into or exercisable or exchangeable for such securities (collectively, "Perini Securities"); provided, however, that nothing contained herein shall prohibit RCBA or Purchaser or the Affiliates of any of them from acquiring any Perini Securities (w) acquired pursuant to this Agreement or upon the exchange of Shares for Conversion Shares as contemplated and permitted by the Articles of Organization and Certificate of Vote of Directors, (x) as a result of a stock split, stock dividend or similar recapitalization by Seller, (y) upon the execution of buy orders by any Affiliate of RCBA or Purchaser which is a registered broker-dealer for the bona fide accounts of its brokerage customers unaffiliated and not acting in concert with Purchaser or RCBA, or (z) pursuant to the exercise of any warrant, option or other right to acquire Perini Securities ("Rights"), which it receives directly from Seller pursuant to a distribution to stockholders or from acquiring such Rights directly from Seller; and provided, further, that if during the Standstill Period, as a result of a business combination transaction between Seller or an Affiliate of Seller and any other entity which is not RCBA, Purchaser or any Affiliate of either of them (an "Other Entity"), any one or more of RCBA or Purchaser or any of their Affiliates shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of Perini Securities in such business combination, such members may continue to own beneficially such Perini Securities so acquired by such members and such Perini Securities shall continue to be subject to the provisions of this Section; and

                (b) participate in, or encourage, the formation of any group (within the meaning of Section 13(d)(3) of the Exchange Act which owns or seeks to acquire beneficial ownership of, or otherwise acts in respect of, Perini Securities, with the exception of any group all of whose members are Affiliates of Purchaser (such group, excluding such Affiliates, a "13D Group").

        8.2 Voting. Nothing in this Article VIII shall preclude RCBA or Purchaser from exercising the voting and other rights granted to RCBA or Purchaser pursuant to this Agreement or the other Transaction Documents.

        8.3 Length. As used herein, the term "Standstill Period" shall mean the period from the date of this Agreement until the earlier to occur of:

                (a)    Two (2) years after the Closing Date: or

                (b) Seller's material breach of any of its obligations contained in the Registration Rights Agreement; or

                (c) Seller's amendment to its charter or by-laws to alter the size or powers of the Executive Committee without prior consent from Purchaser; or

                (d) Except as to any bankruptcy filing approved by a majority of the Designated Directors (as defined in the Certificate of Vote of Directors), Seller or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"), which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or an involuntary case is commenced against Seller or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days after commencement of the case, which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of Seller or any of its Subsidiaries, which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or Seller or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, rehabilitation, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to Seller or such Subsidiary, or there is commenced against Seller or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or Seller or any of its Subsidiaries is adjudicated insolvent or bankrupt, which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or any order of relief or other order approving any such case or proceeding is entered, which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or Seller or any of the

Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days, which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or Seller or any of its Subsidiaries makes a general assignment for the benefit of creditors, which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or Seller shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts, generally as they become due, which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or Seller or any of its Subsidiaries shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts, which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or Seller or any of its Subsidiaries shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing, which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or any corporate action is taken by Seller or any of its Subsidiaries for the purpose of effecting any of the foregoing, which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or

               (e) without encouragement by or the participation of RCBA, Purchaser or any of their Affiliates, the acquisition by any Person or 13D Group (other than RCBA or Purchaser or Affiliates of either) of, the commencement of a tender offer by such Person or 13D Group for, or the public announcement of an intention to acquire, securities of Seller which, if added to the securities (if any) already owned by such Person or 13D Group, would represent fifteen percent (15%) or more of the total voting power (including rights to acquire voting power) of Seller's securities, or the receipt by such Person or 13D Group of Seller's agreement or consent to make such acquisition; provided that a public announcement or commencement of a tender offer shall end the Standstill Period only if such Person or 13D Group shall have received Seller's agreement or consent to make such intended acquisition, and such a tender offer shall terminate the Standstill Period only if and when the Board of Directors of Seller shall have (a) recommended approval of such tender offer, (b) not recommended, within 10 business days after the commencement of such tender offer, that shareholders reject such tender offer, or (c) amended the Rights Agreement to permit acquisition of shares under such tender offer; or

               (f)    the date this Agreement is terminated in accordance with
Article IX hereof.


                                   ARTICLE IX
                                  TERMINATION

        Except for the obligations in Article XI and Sections 7.17 and 10.3, this Agreement and the transactions contemplated hereby shall terminate without any action by the parties hereto if the Closing shall not have occurred on or before September 9, 1996, provided, however, that in the event Closing shall not have occurred solely because one or more of the conditions set forth in Sections 3.9, 3.14, 4.6 and
4.7 have not been met, any party may elect, by written notice to the others, to extend such termination until October 9, 1996. This Agreement may be terminated at any time prior to the Closing (i) by a written instrument executed and delivered by Seller, RCBA and Purchaser; (ii) by Seller, if Seller is not satisfied in its reasonable discretion with the progress of the renegotiations of the credit agreements listed on Exhibit 3.9 by the twentieth business day after the date of this Agreement; (iii) by RCBA or Purchaser pursuant to Section 3.8 or upon any material breach or default by Seller under this Agreement; or (iv) by Seller upon any material breach or default by RCBA or Purchaser under this Agreement.


                                   ARTICLE X
                               EVENTS OF DEFAULT

        10.1    By Seller.  A material breach or default by Seller shall occur:

                (a) in the event that any Representation or Warranty of Seller set forth in Article V shall be false in any material respect, or

                (b) in the event that Seller (or any applicable Subsidiary) shall not perform in any material respect any covenant required of it in Article III or Article VII not otherwise waived by RCBA and Purchaser, or

                (c) breach of or default by Seller or any Subsidiary under any of the Transaction Documents.

        10.2 By Purchaser. A material breach or default by RCBA or Purchaser shall occur

                (a) in the event that any Representation or Warranty of RCBA or Purchaser set forth in Article VI shall be false in any material respect, or

                (b) in the event that RCBA or Purchaser shall not perform in any material respect any Covenant required of it in Article IV, VII or VIII not otherwise waived by Seller, or

                (c) breach of or default by RCBA or Purchaser under any of the Transaction Documents.

        10.3 Specific Remedies. In addition to the termination of this Agreement and the transactions contemplated herein prior to Closing, in the event of a material breach or default by a party (the "Breaching Party"), the following additional remedies shall be available to the non-breaching party (the "Non-Breaching Party"):

                 (a) the Breaching Party shall indemnify the Non-Breaching Party for any and all loss, cost, and expense caused by the breach of representation, warranty, or covenant; or

                 (b) in the event that Seller or any Subsidiaries consummate an Acquisition Proposal at any time prior to the date that is 180 days after the date hereof, Seller will promptly pay to Purchaser one million five hundred thousand dollars ($1,500,000.00) unless: (i) either RCBA or Purchaser have breached this Agreement and Seller has terminated this Agreement pursuant to
Section 10.2, (ii) the conditions set forth in Sections 4.2, 4.5, 4.7 and 4.8 have not been met, or (iii) either RCBA or Purchaser has terminated this Agreement pursuant to Section 3.8; or

                 (c) in the event that any of the transactions contemplated in the Transaction Documents are not consummated for any reason other than (i) the unwillingness of Purchaser to consummate such transactions, (ii) breach of representations, warranties or covenants by Purchaser or RCBA followed by termination of this Agreement under Section 10.2, or (iii) the conditions set forth in Sections 4.2, 4.5, 4.7 and 4.8 have not been met, Seller shall promptly pay Purchaser all of its out-of pocket costs and third party expenses (including professional fees), that RCBA or Purchaser incurred in association with conducting "due diligence" review of the Seller including for any such due diligence review undertaken before the execution of this Agreement.

                                   ARTICLE XI
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

        All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the delivery of the Shares for a period of three years from the date of such delivery and any examination or investigation made by any party to this Agreement or any of their successors and assigns.

                                  ARTICLE XII
                              PERFORMANCE; WAIVER

        The provisions of this Agreement (including this Article XII) may be modified or amended, and waivers and consents to the performance and observance of the terms hereof may be given by written instrument executed and delivered by Seller and (1) prior to the Closing, by RCBA and Purchaser and (2) after the Closing, by the holder or holders of a majority of the Series B Cumulative Convertible Preferred Stock. The failure at any time to require performance of any provision hereof shall in no way affect the full right to require such performance at any time thereafter (unless performance thereof has been waived in accordance with the terms hereof for all purposes and at all times by the parties to whom the benefit of such performance is to be rendered). The waiver by any party to this Agreement of a breach of any provision hereof shall not be taken or held to be a waiver of any succeeding breach of such provision or any other provision or as a waiver of the provision itself.


                                  ARTICLE XIII
                             SUCCESSORS AND ASSIGNS

        All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind, and inure to the benefit of, the respective successors and assigns of the parties hereto; provided, however, that the rights granted to the parties hereto may not be assigned (except to wholly-owned subsidiaries of such parties) without the prior written consent of the other parties. RCBA or Purchaser may assign to one or more of its affiliated partnerships its obligations hereunder in whole or in part, but shall not be relieved of such obligations.



                                  ARTICLE XIV
                                 MISCELLANEOUS

        14.1 Notices. All notices or other communications given or made hereunder shall be validly given or made if in writing and delivered by facsimile transmission or in Person at, or mailed by overnight courier to, the following addresses (and shall be deemed effective at the time of receipt thereof).

        If to Seller:
                            Perini Corporation
                            73 Mt. Wayte Avenue
                            Framingham, Massachusetts  01701
                            Attn:  David B. Perini

                            Facsimile:  508-628-2960

                            with a copy to:

                            Goodwin, Procter & Hoar LLP
                            Exchange Place
                            Boston, MA  01209
                            Attn:  Richard A. Soden, Esq.
                            Facsimile: 617-523-1231

                 If to Purchaser or RCBA:

                            Richard C. Blum & Associates, L.P.
                             909 Montgomery Street, Suite 400
                            San Francisco, California  94133
                            Attn: Alexander Dean
                            Facsimile: 415-434-3130

                            with a copy to:

                            Wilmer, Cutler & Pickering
                            2445 M Street, N.W.
                            Washington, D.C.  20037
                            Attn:  Michael R. Klein and Eric R. Markus
                            Facsimile: 202-663-6363

or to such other address as the party to whom notice is to be given may have previously furnished notice in writing to the other in the manner set forth above.

        14.2     Expenses.   Except as set forth in Section 10.3, each party
shall bear its own expenses.

        14.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts made and performed within the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees to submit to the sole and exclusive jurisdiction of the State and Federal courts in the State of Delaware in any action or proceeding arising out of or relating to this Agreement.

        14.4 Severability; Interpretation. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, each of Seller, RCBA and Purchaser directs that such court interpret and apply the remainder of this Agreement in the manner which it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

        14.5 Headings. The index and section headings herein are for convenience only and shall not affect the construction hereof.

        14.6 Entire Agreement. This Agreement together with the other Transaction Documents and the Employment Contracts embody the entire agreement between the parties relating to the subject matter hereof and any and all prior oral or written agreements, representations or warranties, contracts, understandings, correspondence, conversations, and memoranda, whether written or oral, among Seller, RCBA and Purchaser, or between or among any agents, representatives, parents, subsidiaries, affiliates, predecessors in interest or successors in interest, with respect to the subject matter hereof.

        14.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

        14.8 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, or partner of any party hereto or any other person or entity.

        14.9 Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

        14.10 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

        14.11    Specific Performance; Remedies.

                 (a) Seller acknowledges that Purchaser will be irreparably harmed and that there will be no adequate remedy at law for any violation by Seller of the covenants or agreements contained in Sections 7.2 (a) and (c), 7.3, 7.6, 7.9, 7.12, 7.15 and 7.16 of this

Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, Purchaser shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, these covenants and agreements of the Seller.

                 (b) Purchaser acknowledges that Seller will be irreparably harmed and that there will be no adequate remedy at law for any violation by Purchaser of the covenants or agreements contained in Sections 7.15 and 7.17 and
Article 8 of this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, Seller shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, these covenants and agreements of Purchaser.


        14.12    Right of First Refusal; Transfer of Securities.

                 (a) For two (2) years from the Closing Date, Purchaser covenants not to transfer the Shares and the Conversion Shares to any Person who engages in the construction business as a general contractor, construction manager or engineer constructor competitive with the business of Seller (such share transfer, a "Competitor Transfer").

                 (b) After two (2) years from the Closing Date, Purchaser grants to Seller the right of first refusal, each time that Purchaser plans to effect a Competitor Transfer. In each such event, Purchaser shall notify Seller of such proposed Competitor Transfer and provide Seller with the number of Shares and/or Conversion Shares to be transferred and the price and terms (including tax treatment) of the proposed Share and/or Conversion Share transfer. Seller shall have the right in its sole discretion, for a period of fifteen (15) days after receipt of the notice from Purchaser, to elect by written notice to Purchaser to purchase all Shares and/or Conversion Shares subject to the proposed Competitor Transfer on the same terms and conditions offered by such Competitor ("Purchase Notice"). Seller shall have thirty (30) days from the date such Purchaser Notice is delivered to Purchaser to effect the purchase. In the event that Seller does not send the Purchase Notice within the fifteen (15) day period or does not purchase the Shares and/or Conversion Shares within thirty (30) days after the Purchase Notice is delivered, Purchaser's right of first refusal to the proposed Competitor Transfer shall terminate.

                (c) The Seller's decision as to whether to send a Purchase Notice and/or effect the purchase of the Shares and/or Conversion Shares encompassed by the Purchase Notice shall not require action of the Executive Committee nor shall the Designated Directors (as defined in the Certificate of Vote of Directors) vote on this matter.

                 (d) The rights of first refusal set forth in this Section shall terminate at the earlier of the fourth anniversary of the Closing Date or at such time as Purchaser holds less than 50% of the Shares acquired on the Closing Date (including any Conversion Shares into which any such Shares have been converted).

                 (e) For two (2) years from the Closing Date, Purchaser covenants not to sell or otherwise transfer, or permit anyone else to sell or otherwise transfer, any interest in Purchaser to any Person who engages in the construction business as a general contractor, construction manager or engineer constructor competitive with the business of Seller.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement.



PB CAPITAL PARTNERS, L.P.                    PERINI CORPORATION



By:_________________________                 By: ______________________________
   Name:                                         Name:
   Title:                                        Title:



RICHARD C. BLUM & ASSOCIATES, L.P.



By:_________________________
   Name:
   Title:

                                  EXHIBIT 1.6

                   AMENDMENT TO BY-LAWS OF PERINI CORPORATION


        1. Section 3.3 of the By-Laws shall be amended and restated in its entirety as follows:

                 "3.3    Executive Committee and Other Committees.  The
     directors, by a vote of a majority of the directors then in office, shall elect from their number an Executive Committee composed of five members and may elect such other committees the directors shall determine, and delegate to them authority to act as and for the Board to the extent permitted by law and as provided herein.

                         "(A)     Neither the board of directors nor the
     Corporation shall take any of the following actions without the prior approval of a majority of the members of the Executive Committee: (a) any borrowing or guarantee by the corporation exceeding $15 million, (b) except for issuances of stock or stock options pursuant to the corporation's incentive compensation plans or programs, any issuance of stock (whether common or preferred, whether voting or non-voting, whether junior or senior to the Series B Cumulative Convertible Preferred Stock) other than Common Stock of the corporation in an amount not exceeding five percent (5%) of the issued and outstanding Common Stock on September __, 1996, (c) any strategic alliance (other than a construction joint venture) involving a capital commitment exceeding $5 million, (d) any asset sale or lease exceeding $5 million (other than equipment dispositions in the normal course of business); and (e) any redemption or amendment of the Preferred Share Purchase Rights, of the kind authorized and declared on September 23, 1988 and distributed by the Corporation in September 1988 as the same have been amended prior to September __, 1996 ('Rights'), or the preferred stock of the Corporation issuable upon the exercise of such Rights, or any amendment of the Rights Agreement by and between the Corporation and the First National Bank at Boston, dated as of September 23, 1988, as amended; provided, however, that for purposes of this Section 8(b)(ii)(2), approval of the Executive Committee shall not be required for any decision by the Board of Directors to redeem the Series B Cumulative Convertible Preferred Stock pursuant to Section 6(a). Notwithstanding the foregoing sentence, the board of directors of the Corporation may take any of the actions specified in the preceding sentence if, after having consulted with and considered the advice of outside counsel, it has reasonably determined in good faith that the failure of the board to take such action would be likely to cause the members of such board to breach their fiduciary duties under applicable law.

                         "(B)     The Executive Committee shall make the rules
     for the conduct of its business; provided, however, that it shall have no permanent chairman, shall report its actions to the board of directors, and shall keep minutes of its meetings. Other Committees created and elected by the directors may exercise such powers other than those powers delegated to the Executive Committee, as the directors determine. Except as the directors may otherwise determine, any such other committee may make the rules for the conduct of its business, but unless otherwise provided by the directors or waived, its business shall be conducted, or its actions taken as nearly as may be the same manner as is provided for by these by-laws with respect to meetings or for the conduct of business or the taking of action by the directors.

                         "(C)     All members of such committees shall hold
     such offices, and all such committees shall exist, solely at the pleasure of the board of directors; provided, however, that the Executive Committee may not be disbanded, reorganized, or reconstituted without the prior written approval of a majority of the members of the Executive Committee as constituted prior to such change (if the holders of the Series B Cumulative Convertible Preferred Stock then have the right to designate more than one member of the Executive Committee pursuant to the Certificate of Vote establishing such series, including the members so designated by the holders of the Series B Cumulative Convertible Preferred Stock); provided futher, however, that the board shall not take any action that would result in there being fewer members of the Executive Committee designated by the holders of the Series B Cumulative Convertible Preferred Stock than such holders are entitled to designate pursuant to the Certificate of Vote establishing such series. The board shall have the power to rescind any action of any committee (other than decisions or actions of the Executive Committee pursuant to Section 3.3(A) or 4.5 hereof); provided, however, that no such rescission shall have any retroactive effect."

        2. Section 4.5 of the By-Laws shall be amended by replacing the phrase "subject to the direction of the directors" each time it appears therein with "subject to the direction of the Executive Committee for so long as it exists and thereafter subject to the direction of the directors."

                                  EXHIBIT 1.7



                        CERTIFICATE OF VOTE OF DIRECTORS
                                  ESTABLISHING
                SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                             OF PERINI CORPORATION
                  (PURSUANT TO CHAPTER 156B, SECTION 26 OF THE
               GENERAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS)

                            ------------------------

         Perini Corporation, a corporation organized and existing under the laws of the State of Massachusetts (hereinafter called the "Corporation"), and having its principal office in this State at 73 Mt. Wayte Avenue, Framingham, Massachusetts 01701, hereby certifies to the State Department of Massachusetts that:

         FIRST: Pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of Article ________ of the Restated Articles of Organization of the Corporation (the "Articles"), the Board of Directors, at a meeting duly convened and held on ____ __, 1996, regarding the sale and issuance by the Corporation of cumulative convertible preferred stock, adopted resolutions (the "Resolutions") classifying 500,000 shares of Preferred Stock of the Corporation into a single series to be designated as "Series B Cumulative Convertible Preferred Stock" and setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of such shares as follows:

                SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK

         1. Designation and Amount. There shall be a series of Preferred Stock designated as "Series B Cumulative Convertible Preferred Stock" and the number of shares constituting such series shall be 500,000, of which 150,150 shall be issued initially (the date of such issuance, the "Original Issue Date") and the remainder shall be reserved for issuance as dividends pursuant to Section 3 below. The number of shares designated as shares of Series B Cumulative Convertible Preferred Stock may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series B Cumulative Convertible Preferred Stock plus the then maximum number of such shares which could be issued pursuant to Section 3 below assuming all dividends payable on or prior to September ___, 2006 are paid in shares of Series B Cumulative Convertible Preferred Stock at the In-Kind Dividend Rate (defined below) assuming that a Special Default persists throughout the relevant period.

         2. Defined Terms. All capitalized terms used herein without definition shall have the respective meanings assigned thereto in the Stock Purchase Agreement by and among the Corporation, Richard C. Blum & Associates, L.P., and PB Capital Partners, L.P. (the "Stock Agreement").

         3.      Dividends.

                 (a) The holders of shares of Series B Cumulative Convertible Preferred Stock shall be entitled to receive, when and as authorized and declared by the Board of Directors out of funds at the time legally available therefor, dividends at the Cash Dividend Rate (defined below) per annum times the Liquidation Preference (defined below in Section 4(a)) if paid in cash, or at the In-Kind Dividend Rate (defined below) per annum times the Liquidation Preference if paid in additional shares of Series B Cumulative Convertible Preferred Stock, and no more, which shall be fully cumulative, shall accrue with respect to any such share from the original date of issuance of such share without interest and shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (a "Dividend Payment Date"), commencing December 15, 1996 (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday) to holders of record as they appear upon the stock transfer books of the Corporation on each March 1, June 1, September 1 and December 1 immediately preceding the payment dates, or such other dates as shall be fixed at the time of the authorization and declaration by the Board of Directors (or, to the extent permitted by applicable law, a duly authorized committee thereof), which date shall not be less than ten (10) nor more than sixty (60) days preceding the relevant dividend payment date. For purposes hereof, the term "legal holiday" shall mean any day on which banking institutions are authorized to close in New York, New York. The amount of dividends payable per share of Series B Cumulative Convertible Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four and shall include fractional shares. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly period during which shares are outstanding shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period in which payable. No interest shall be payable in respect of any dividend payment on the Series B Cumulative Convertible Preferred Stock or any other Parity Dividend Stock (as hereinafter defined) or any Senior Dividend Stock (as hereinafter defined) which may be in arrears. The "Cash Dividend Rate" shall be 9 percent per annum if a Special Default (defined below) has occurred and is continuing at any time during the applicable Annual Payment Period or Semiannual Payment Period (defined below), and shall be 7 percent per annum at all other times. The "In-Kind Dividend Rate" shall be 12 percent per annum if a Special Default has occurred and is continuing at any time during the applicable Annual Payment Period or Semiannual Payment Period (defined below), and shall be 10 percent per annum at all other times.

                 (b) Any dividend payments may be made, in the sole discretion of the Board of Directors, as follows (for purposes of this determination, the Designated Directors (defined below in Section 13) shall not vote):

                          (i)     Prior to December 15, 1999:

                                  (1)      on or prior to the Original Issue
Date and prior to December 15, 1997 and 1998, the Board of Directors shall determine whether dividend payments payable on the next four Dividend Payment Dates beginning December 15 (each, an "Annual Payment Period") shall be paid in
(i) cash or (ii) additional shares of Series B Cumulative Convertible Preferred Stock valued at the Liquidation Preference (but not in any combination of cash and additional shares of Series B Cumulative Convertible Preferred Stock); provided, however, that the first Annual Payment Period shall commence September 15, 1996, and run for five Dividend Payment Dates if the Original Issue Date is prior to September 15, 1996;

                                  (2)      in the event that, during an Annual
Payment Period when the Board has elected to pay dividends on the Series B Cumulative Convertible Preferred Stock in cash, the Corporation fails to authorize, declare and pay in cash on a Dividend Payment Date the full amount of the cash dividend due at the Cash Dividend Rate, then, on or prior to such Dividend Payment Date, the Board shall authorize, declare and pay a supplemental stock dividend in shares of Series B Cumulative Convertible Preferred Stock (valued at the Liquidation Preference) equal to the difference between the dividend that would have been paid in-kind at the In-Kind Dividend Rate (assuming that the Board had elected to pay dividends for such period in-kind and assuming that a Special Default existed) and the cash dividend actually declared and paid on such Dividend Payment Date and on the previous Dividend Payment Date during such Annual Payment Period, if any;

                     (ii)    On or after December 15, 1999:

                             (1)      On or prior to December 15, 1999 and on or
prior to each June 15 and December 15 thereafter, the Board of Directors shall determine whether dividend payments accruing on the next two Dividend Payment Dates beginning on such Dividend Payment Date (each a "Semiannual Payment Period") shall be paid in (i) cash or (ii) additional shares of Series B Cumulative Convertible Preferred Stock valued at the Liquidation Preference
(but not in any combination of cash and additional shares of Series B
Cumulative Convertible Preferred Stock);

                             (2)      in the event that, during a period when
the Board has elected to pay dividends on the Series B Cumulative Convertible Preferred Stock in cash, the Corporation fails to authorize, declare and pay in cash on a Dividend Payment Date the full amount of the cash dividend due at the Cash Dividend Rate, then, on such Dividend Payment Date, the Board shall authorize, declare and pay a supplemental stock dividend in shares of Series B Cumulative Convertible Preferred Stock (valued at the Liquidation Preference) equal to the difference between the dividend that would have been paid in-kind at the In-Kind Dividend Rate (assuming that the Board had elected to pay dividends for such period in-kind and assuming that a Special Default existed) and the cash dividend actually declared and paid on such Dividend Payment Date and on the previous Dividend Payment Date during such Semiannual Payment Period, if any;

                     (iii) all shares of Series B Cumulative Convertible Preferred Stock issued as a dividend with respect to the Series B Cumulative Convertible Preferred Stock shall thereupon be duly authorized, validly issued, fully paid and nonassessable.

                 (c) In the case of shares of Series B Cumulative Convertible Preferred Stock issued on the Original Issue Date, dividends shall accrue and be cumulative from such date. In the case of shares of Series B Cumulative Convertible Preferred Stock issued as a dividend on shares of Series B Cumulative Convertible Preferred Stock, dividends shall accrue and be cumulative from the dividend payment date in respect of which such shares were (or should have been) issued as a dividend.

                 (d) Each fractional share of Series B Cumulative Convertible Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series B Cumulative Convertible Preferred Stock, and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for above with respect to dividends on each outstanding share of Series B Cumulative Convertible Preferred Stock. Each fractional share of Series B Cumulative Convertible Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding share of Series B Cumulative Convertible Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Series B Cumulative Convertible Preferred Stock.

                 (e) No dividends or other distributions shall be authorized, declared, paid or set apart for payment on any shares of Common Stock or other stock of the Corporation ranking junior as to dividends to the Series B Cumulative Convertible Preferred Stock (collectively, the "Junior Dividend Stock") except for dividends or distributions that are not Extraordinary Equity Payments (defined below).

                 (f) If at any time any dividend on the $21.25 Convertible Exchangeable Preferred Stock (the "$21.25 Preferred Stock") or any other stock of the Corporation hereafter issued ranking senior as to dividends to the Series B Cumulative Convertible Preferred Stock (collectively with the $21.25 Preferred Stock, the "Senior Dividend Stock") shall be in arrears, in whole or in part, then (except to the extent allowed by the terms of such Senior Dividend Stock) no dividend shall be authorized, declared, paid or set apart for payment on the Series B Cumulative Convertible Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Dividend Stock for all payment periods ending on or prior to the date of payment of the current dividend on the Series B Cumulative Convertible Preferred Stock shall have been authorized, declared and paid or set apart for payment. Dividends payable in additional shares of Series B Cumulative Convertible Preferred Stock are not subordinated in payment to payment of dividends on the Senior Dividend Stock.

                 (g) No dividends or other distributions shall be authorized, declared, paid or set apart for payment on any class or series of the Corporation's stock heretofore or hereafter issued ranking, as to dividends, on a parity with the Series B Cumulative Convertible Preferred Stock (the "Parity Dividend Stock") for any period unless full cumulative dividends have been, or contemporaneously are, authorized, declared and paid or set apart in trust for such payment on the Series B Cumulative Convertible Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. No full dividends (other than dividends payable in additional shares of Series B

Cumulative Convertible Preferred Stock) shall be authorized, declared, paid or set apart for payment on the Series B Cumulative Convertible Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, authorized, declared and paid or set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When accrued dividends are not paid in full on the Series B Cumulative Convertible Preferred Stock and the Parity Dividend Stock, all cash dividends authorized, declared and paid or set apart for payment on the Series B Cumulative Convertible Preferred Stock and the Parity Dividend Stock shall be authorized, declared, paid or set apart for payment pro rata so that the amount of dividends authorized, declared, paid or set apart for payment per share on the Series B Cumulative Convertible Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Series B Cumulative Convertible Preferred Stock and the Parity Dividend Stock bear to each other.

         4.      Liquidation Preference.

                 (a) The liquidation preference of the Series B Cumulative Convertible Preferred Stock shall be $200.00 per share (the "Liquidation Preference"). Subject to the full payment of the liquidation preferences of the $21.25 Preferred Stock and the shares of stock of the Corporation hereafter issued ranking senior as to liquidation rights to the Series B Cumulative Convertible Preferred Stock (the "Senior Liquidation Stock"), in the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series B Cumulative Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid on such shares on the date of final distribution to such holders, whether or not declared, without interest, plus a sum equal to the Liquidation Preference, and no more, before any payment shall be made or any assets distributed to the holders of shares of Common Stock, or any other class or series of the Corporation's stock hereafter issued ranking junior as to liquidation rights to the Series B Cumulative Convertible Preferred Stock (collectively, the "Junior Liquidation Stock").

                 (b) The assets of the Corporation available for distribution after the liquidation preferences of the Senior Liquidation Stock are fully met shall be distributed ratably among the holders of the Series B Cumulative Convertible Preferred Stock and any other class or series of the Corporation's stock hereafter issued ranking on a parity as to liquidation rights with the Series B Cumulative Convertible Preferred Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts); provided, however, that after payment in full of the Liquidation Preferences, the holders of the shares of the Series B Cumulative Convertible Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with or into another corporation nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash, securities or other property, will be considered a liquidation, dissolution or winding up of the Corporation.

         5.      Limitation on Share Repurchase.

                 (a) If at any time any dividends on the Series B Cumulative Convertible Preferred Stock shall be in arrears or the Corporation shall have failed to make any purchase of shares of Series B Cumulative Convertible Preferred Stock tendered to it pursuant to Section 7, the Corporation shall not -- and the Corporation shall not permit any other corporation or legal entity directly or indirectly controlled by the Corporation (collectively, the "subsidiaries") to - - repurchase, redeem, retire or otherwise acquire any shares of Junior Dividend Stock, Junior Liquidation Stock, or any warrants, rights, calls or options exercisable for or convertible into any shares of Junior Dividend Stock or Junior Liquidation Stock, except by conversion into or exchange for shares of Junior Dividend Stock or Junior Liquidation Stock and other than purchases, redemptions, retirements or acquisitions made pursuant to and as required by the terms of any employee incentive or benefit plan of the Corporation or any subsidiary of the Corporation in effect on July ___, 1996 or as amended or adopted by the Corporation with approval of the Executive Committee of the Corporation.

                 (b) If at any time any dividends on the Series B Cumulative Convertible Preferred Stock shall be in arrears or the Corporation shall have failed to make any purchase of shares of Series B Cumulative Convertible Preferred Stock tendered to it pursuant to Section 7, the Corporation shall not -- and shall not permit any subsidiary to -- repurchase, redeem, retire or otherwise acquire any shares of the Corporation's or any such subsidiary's stock except (i) as permitted by the immediately preceding paragraph and (ii) any subsidiary which is wholly owned by the Corporation may repurchase, redeem, retire or otherwise acquire shares of its stock.

         6.      Redemption at Option of the Corporation.

                 (a) So long as shares of Common Stock shall have traded on the Primary Exchange (defined below) (i) for at least forty (40) of the forty-five (45) trading days (each of which trading days shall be after September __ , 1999) immediately preceding the Determination Date (defined below), and (ii) on each of the ten (10) consecutive trading days immediately prior to the Determination Date (defined below), at a Closing Price (as hereinafter defined) in excess of the Hurdle Percentage of the conversion price then in effect for the Series B Cumulative Convertible Preferred Stock for each such trading day, all, but not less than all, of Series B Cumulative Convertible Preferred Stock may thereafter be redeemed at the election of the Board of Directors made on any date (the "Determination Date") on or after September __, 1999. For purposes of the determination of the Board called for in the preceding sentence, the Designated Directors (defined below in Section
13) shall not vote. The date on which such shares shall be redeemed shall be a date that is at least ten (10), but no more than thirty (30), business days after the Determination Date (during which period the holders of the Series B Cumulative Convertible Preferred Stock may, but shall not be required to, convert such stock into Common Stock), for the Redemption Price (defined below), plus an amount in cash equal to accrued and unpaid dividends thereon, whether or not authorized or declared, to but excluding the date fixed for redemption. The Hurdle Percentage shall be 150% from and after September __, 1999, and to September __, 2001; thereafter, the Hurdle Percentage shall be 125%. "Primary Exchange" shall mean the American Stock Exchange or such other principal national securities exchange or quotation system on which the Common Stock of the Corporation is quoted or listed or admitted to trading.

                 (b) Not more than thirty (30) nor less than ten (10) business days prior to the redemption date fixed by the Board of Directors, the Corporation shall give notice by hand or overnight courier to the holders of record of shares of the Series B Cumulative Convertible Preferred Stock to be redeemed, addressed to such holders at their last addresses as shown upon the stock transfer books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption, the Redemption Price, the place or places of payment, that payment will be made upon presentation and surrender of the shares of Series B Cumulative Convertible Preferred Stock, that on and after the redemption date dividends will cease to accrue on such shares, the then effective conversion price pursuant to Section 8 and that the right of holders to convert shares of Series B Cumulative Convertible Preferred Stock shall terminate at the close of business on the business day prior to the redemption date (unless the Corporation defaults in the payment of the Redemption Price (defined below)).

                 (c) Any notice as herein provided shall be deemed to be given when delivered to the address specified in the preceding section. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption, unless such holder has exercised such holder's right to convert shares of Series B Cumulative Convertible Preferred Stock as provided above, shall surrender the certificate representing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all the shares evidenced by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Notice having been given as aforesaid, if, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside in trust for the holders of the shares of Series B Cumulative Convertible Preferred Stock, then, notwithstanding that the certificates representing any shares so called for redemption shall not have been surrendered, dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders of the Corporation and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price (defined below) without interest upon surrender of their certificates therefor) shall terminate. If funds legally available for such purpose are not sufficient for redemption of the shares of Series B Cumulative Convertible Preferred Stock to be redeemed, then the certificates representing such shares shall be deemed not to be surrendered, such shares shall remain outstanding and the rights of holders of shares of Series B Cumulative Convertible Preferred Stock thereafter shall continue to be only those of a holder of shares of the Series B Cumulative Convertible Preferred Stock.

                 (d) Except as provided in Section 7, the shares of Series B Cumulative Convertible Preferred Stock shall not be subject to the operation of any mandatory purchase, retirement or sinking fund.

         7.      Mandatory Repurchase and Repurchase at Option of the Holder.

                 (a) On the eighth anniversary of the Original Issue Date, the Corporation shall purchase from each holder of shares of Series B Cumulative Convertible Preferred Stock one-third of the number of shares of the Series B Cumulative Convertible Preferred Shares held by such holder on such
eighth anniversary.   On the ninth anniversary of the Original Issue Date, the
Corporation shall purchase from each holder of shares of Series B Cumulative Convertible Preferred Stock one-half of the number of shares of the Series B Cumulative Convertible Preferred Shares held by such holder on such ninth anniversary. On the tenth anniversary of the Original Issue Date, the Corporation shall purchase from each holder of shares of Series B Cumulative Convertible Preferred Stock the number of shares of the Series B Cumulative Convertible Preferred Shares held by such holder on such tenth anniversary. Repurchases made pursuant to this Section 7(a) shall be effected on such anniversary date (or such other day as the holder and the Corporation may agree) and shall be for the Redemption Price (defined below) plus an amount in cash equal to the accrued and unpaid dividends thereon, whether or not authorized or declared, to but excluding the date fixed for repurchase. Any shares of Series B Cumulative Convertible Preferred Stock which would have accrued but have not been paid on any shares tendered for purchase shall be deemed to be tendered for purchase.

                 (b)      (i)     If one or more Special Defaults shall occur
at any time or from time to time on or after the Original Issue Date, each holder of shares of the Series B Cumulative Convertible Preferred Stock shall have the right, at such holder's option exercisable at any time within 120 days after the happening of each such Special Default, to require the Corporation to purchase all or any part of the shares of Series B Cumulative Convertible Preferred Stock then held by such holder as such holder may elect at the Redemption Price (defined below) plus, in each case, an amount in cash equal to the accrued and unpaid dividends thereon, whether or not authorized or declared, to but excluding the date fixed for redemption. Any shares of Series B Cumulative Convertible Preferred Stock which would have accrued but have not been paid on any shares tendered for purchase shall be deemed to be tendered for purchase. The Redemption Price shall be the Liquidation Preference where there have been no Special Defaults, and -- after there has been one or more Special Defaults -- shall be 130% of the greater of the Liquidation Preference or the market value of the Common Stock (valued at the average of the Closing Prices on the preceding twenty (20) trading days immediately prior to the occurrence of the Special Default) into which the Series B Cumulative Convertible Preferred Stock would then be convertible assuming such shares to be immediately convertible (whether or not such shares were then actually convertible);

                          (ii)    A "Special Default" shall mean any of the
following events which occur after the Original Issuance Date and while any shares of the Series B Cumulative Convertible Preferred Stock are outstanding:

                                  (1)      the disbanding or other
restructuring, reorganization, or reconstitution (including without limitation change in the number of members) of the Executive Committee of the Board without the prior written approval of a majority of the members of the Executive Committee who were members prior to such change (and, for so long as the holders of the Series B

Cumulative Convertible Preferred Stock shall have the right to designate more than one director to the Executive Committee pursuant to Section 13(b) below, including the members so designated by the holders of the Series B Cumulative Convertible Preferred Stock);

                                  (2)      the taking of any of the following
actions by the Corporation or the Board without the approval of a majority of the members of the Executive Committee of the Board (whether or not such action was taken by the Board in view of its fiduciary duties pursuant to the last sentence of Section 3.3(A) of the By-Laws of the Corporation, as amended): (A) any borrowing or guarantee by the Corporation exceeding $15 million, (B) except for issuance of stock or stock options pursuant to the Corporation's incentive compensation plans or programs, any issuance of stock (whether common or preferred, whether voting or non-voting, whether junior or senior to the Series B Cumulative Convertible Preferred Stock) other than Common Stock of the Corporation in an aggregate amount not exceeding five percent (5%) of the Common Stock of the Corporation issued and outstanding on the Original Issue Date, (C) any strategic alliance (other than a construction joint venture) involving a capital commitment by the Corporation exceeding $5 million, (D) any asset sale by the Corporation or lease as lessor exceeding $5 million (other than equipment dispositions in the normal course of business); and (E) any redemption or amendment of the Rights (defined below) or the preferred stock of the Corporation issuable upon the exercise of such Rights, or any amendment of the Rights Agreement (defined below); provided, however, that for purposes of this Section 8(b)(ii)(2), approval of the Executive Committee shall not be required for any decision by the Board of Directors to redeem the Series B Cumulative Convertible Preferred Stock pursuant to Section 6(a);

                                  (3)      any change by the Corporation in the
composition of the Executive Committee of the Board which results in members of such Committee selected by the holders of the Series B Cumulative Convertible Preferred Stock pursuant to Section 13(b) below being fewer than the number of directors that the holders of the Series B Cumulative Convertible Preferred Stock are then entitled to designate pursuant to that provision or the failure of the Corporation to nominate for director the persons designated by the holders of the Series B Cumulative Convertible Preferred Stock in accordance with Section 13(a) below; or

                                  (4)      solely for purposes of the right to
elect additional directors pursuant to Section 9(b) and not for purposes of any other Section, the failure of the Corporation to authorize, declare, and pay dividends payable in Series B Cumulative Convertible Preferred Stock when due in accordance with Section 3.

                 (c) The date fixed for each such repurchase shall be (x) the anniversary of the Original Issue Date immediately succeeding the notice given pursuant to Section 7(a), or (y) the 121st day following the occurrence of the Special Default giving rise to a repurchase pursuant to Section 7(b). The place of payment shall be at an office or agency in Boston, Massachusetts fixed therefor by the Corporation or, if not fixed, at the principal executive office of the Corporation.

                 (d) The Corporation shall, within 20 days of the occurrence of a Special Default, give a written notice thereof by registered or certified mail, postage prepaid, return receipt requested, to the holders of record of shares of the Series B Cumulative Convertible Preferred Stock, addressed to such holders at their last addresses as shown upon the stock transfer books of the Corporation. Each such notice shall specify the Special Default which has occurred and the date of such occurrence, the place or places of payment, the then effective conversion price pursuant to Section 8, the then effective repurchase price and the date the right of such holder to require such repurchase shall terminate. Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of shares of Series B Cumulative Convertible Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares shall not affect the validity of the proceedings for the repurchase of any other shares of Series B Cumulative Convertible Preferred Stock.

                 (e)      (i)     On the date fixed for any such repurchase,
each holder of shares of Series B Cumulative Convertible Preferred Stock who elects to have shares of Series B Cumulative Convertible Preferred Stock held by it purchased shall surrender the certificate representing such shares to the Corporation at the place designated in such notice together with an election to have such purchase made and shall thereupon be entitled to receive payment therefor provided in this Section 7. If less than all the shares represented by any such surrendered certificate are repurchased, a new certificate shall be issued representing the unpurchased shares. Dividends with respect to the shares of Series B Cumulative Convertible Preferred Stock so purchased shall cease to accrue after the date so purchased, such shares shall no longer be deemed outstanding after such date and the holders thereof shall cease to be stockholders of the Corporation and all rights whatsoever with respect to the shares so purchased shall terminate.

                          (ii)    If the funds legally available for such
purchase are not sufficient to purchase all the shares of Series B Cumulative Convertible Preferred Stock tendered to the Corporation for purchase, the Corporation shall purchase the greatest number of whole shares for which such funds are so available on a pro rata basis among all tendering holders based on the ratio of the number of shares tendered by each of them to the aggregate amount of all shares so tendered, and the certificates representing the unpurchased shares shall be deemed not to be surrendered for repurchase, such unpurchased shares shall remain outstanding and the rights of the holders of shares of Series B Cumulative Convertible Preferred Stock thereafter shall continue to be those of a holder of shares of the Series B Cumulative Convertible Preferred Stock; provided, however, the Corporation shall thereafter be required to repurchase all such remaining shares at the first date it has sufficient funds legally available for such purpose at the price it would have paid at the date such shares were actually tendered and the Corporation shall give notice as aforesaid to each holder whose shares were not repurchased for such reason and such holder shall thereafter have the right to elect to have such shares repurchased, such election to be made within 30 days of receipt of such notice. For purposes of this Section, the Corporation shall be deemed not to have sufficient funds legally available for any such purchase if the Board of Directors reasonably determines that immediately after such repurchase the Corporation would be insolvent.

                          (iii)   For so long as there remain shares of Series
B Cumulative Convertible Preferred Stock that have been surrendered for repurchase in accordance with this Section 7 that have not been so repurchased by the Corporation: (1) the number of members of the Board of Directors shall be increased by such number as is necessary to allow the election of the directors specified in clause (2) of this Section, and (2) the holders of the Series B Cumulative Convertible Preferred Stock, voting separately as a class, shall have the right to elect an additional number of directors to the Board of Directors such that the Designated Directors (defined below in Section 13) who are serving on the Board of Directors, plus the directors elected by such holders voting as a class under this clause, constitute a majority of Board. The right of the holders of the Series B Cumulative Convertible Preferred Stock to vote for such additional directors shall terminate when shares of the Series B Cumulative Convertible Preferred Stock properly tendered for repurchase pursuant to this Section 7 have been repurchased. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of the Series B Cumulative Convertible Preferred Stock to vote for such additional directors, and the number of directors of the Board of Directors shall immediately thereafter be reduced.

                          (iv)    The foregoing right of the holders of the
Series B Cumulative Convertible Preferred Stock with respect to the election of additional directors may be exercised at each annual meeting of stockholders or at any special meeting of stockholders held for such purpose. If the right to elect additional directors shall have accrued to the holders of the Series B Cumulative Convertible Preferred Stock more than thirty (30) days preceding the date established for the next annual meeting of stockholders, the President of the Corporation shall, within five (5) days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 10% of all outstanding shares of the Series B Cumulative Convertible Preferred Stock, call a special meeting of the holders of the Series B Cumulative Convertible Preferred Stock to be held as promptly as practicable after the delivery of such request for the purpose of electing such additional directors.

                          (v)     The holders of the Series B Cumulative
Convertible Preferred Stock voting as a class shall have the right to remove with or without cause at any time and replace any directors such holders shall have elected pursuant to this Section 7 and the holders of each other class of stock of the Corporation shall not have the right to remove any such directors.

         8.      Conversion.

                 (a) Right of Conversion. Each share of Series B Cumulative Convertible Preferred Stock, whether issued originally or in-kind as a dividend payment, shall be convertible at the option of the holder thereof, at any time (provided, however, that where the Corporation has elected to redeem such stock, the option of the holder described in this section must be exercised prior to the close of business on the business day prior to the date fixed for redemption of such share as herein provided), into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided, at the rate of that number of shares of Common Stock for each full share of Series B Cumulative Convertible Preferred Stock that is equal to the Liquidation Preference plus an amount in cash equal to the accrued and unpaid dividends thereon, whether or not authorized or declared, divided by the conversion price applicable per share of Common Stock. For purposes of this resolution, the "conversion price" applicable per share of Common Stock shall initially be equal to $10.50, and shall be adjusted from time to time in accordance with the provisions of this Section 8.

                 (b)      Conversion Procedures.

                          (i)      Any holder of shares of Series B Cumulative
Convertible Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates representing such shares of Series B Cumulative Convertible Preferred Stock at the office of the transfer agent for the Series B Cumulative Convertible Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series B Cumulative Convertible Preferred Stock and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued.

                          (ii)     Subject to Section 8(k) hereof, no payments
or adjustments in respect of dividends on shares of Series B Cumulative Convertible Preferred Stock surrendered for conversion or on account of any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Series B Cumulative Convertible Preferred Stock.

                          (iii)    The Corporation shall, as soon as
practicable after such deposit of certificates representing shares of Series B Cumulative Convertible Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of the transfer agent to the person for whose account such shares of Series B Cumulative Convertible Preferred Stock were so surrendered or to the nominee or nominees of such person certificates representing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share of Common Stock as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series B Cumulative Convertible Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series B Cumulative Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

                 (c) Adjustment of Conversion Price. The conversion price at which a share of Series B Cumulative Convertible Preferred Stock is convertible into Common Stock shall be subject to adjustment from time to time as follows:

                          (i)     (1)      In case the Corporation shall pay or
make a dividend or other distribution on its Common Stock exclusively in Common Stock or shall pay or make a dividend or other distribution on any other class of stock of the Corporation which dividend or distribution includes Common Stock or shall exchange outstanding Rights (as defined in Section 8(j) hereof) for shares of Common Stock, the conversion price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution or to exchange such Rights shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution or exchange, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination.

                                  (2)      In case the Corporation shall issue
or otherwise sell or distribute shares of Common Stock for a consideration per share in cash or property less than the current market price in effect at the time of such issuance, the conversion price then in effect shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to such issuance, sale or distribution plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for such issuance, sale or distribution (such consideration, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and described in a vote of the Board of Directors) would purchase at the current market price per share and the denominator shall be the number of shares of Common Stock outstanding immediately after giving effecting to such issuance, sale or distribution.

                          (ii)    In case the Corporation shall pay or make a
dividend or other distribution on its Common Stock consisting exclusively of, or shall otherwise issue to all or substantially all holders of its Common Stock, rights or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock at a price per share less than the then current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the conversion price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of

Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. In case any rights or warrants referred to in this subparagraph
(ii) in respect of which an adjustment shall have been made shall expire unexercised, the conversion price shall be readjusted at the time of such expiration to the conversion price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants. For the purposes of this Section 8(c)(ii), if both a Distribution Date and a Section 11(a)(ii) Event (as such terms are defined in the Rights Agreement by and between the Corporation and the First National Bank at Boston, dated as of September 23, 1988, as amended (the "Rights
Agreement")) shall have occurred, then the later to occur of such events shall be deemed to constitute an issuance of rights to purchase shares of Common Stock.

                 (iii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                 (iv)     (1)     In case the Corporation shall, by dividend or
otherwise, make a Section 8(c)(iv) Distribution (defined below in Section 8(h)) to all or substantially all holders of its Common Stock, the conversion price shall be reduced so that the same shall equal the price determined by multiplying the conversion price in effect immediately following the close of business on the Determination Date (as defined in Section 8(h)) by a fraction of which the numerator shall be the current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the Determination Date less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors), on the date of such effectiveness, of the portion of the

Section 8(c)(iv) Distribution so distributed applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Determination Date. If the Board of Directors so determines as aforesaid the fair market value of any distribution for purposes of this subparagraph (iv) by reference to the actual or when-issued trading market for any Securities comprising such distribution, it must in doing so consider the prices in such market over the same period used in computing the current market price per share of Common Stock pursuant to subparagraph (vii) of this Section 8(c).

                                  (2)      Notwithstanding the foregoing, if
the Corporation elects to reserve, for distribution to the holders of the Series B Cumulative Convertible Preferred Stock upon the conversion of the shares of Series B Cumulative Convertible Preferred Stock, the evidences of the Corporation's indebtedness, shares of any class of stock, or assets that would have been distributed to the holders of the Series B Cumulative Convertible Preferred Stock if they had converted their shares into shares of Common Stock so that any such holder converting shares of Series B Cumulative Convertible Preferred Stock will receive upon such conversion, in addition to the shares of the Common Stock to which such holder is entitled, the amount and kind of such evidences of the Corporation's indebtedness, shares of any class of stock, or assets which such holder would have received if such holder had, immediately prior to the Determination Date for such distribution of securities, converted its shares of Series B Cumulative Convertible Preferred Stock into Common Stock, the fair market value of the Securities shall, for purposes of this subparagraph (iv), be deemed to be zero

                          (v)     Subject to the last sentence of this
subparagraph (v), in case the Corporation shall, by dividend or otherwise, at any time distribute to all holders of its Common Stock cash (excluding any cash representing an amount per share of capital stock of the Corporation to the extent such cash does not constitute an Extraordinary Equity Payment), the conversion price shall be reduced so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the effectiveness of the conversion price reduction contemplated by this subparagraph (v) by a fraction of which the numerator shall be the current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the Determination Date less the amount of cash so distributed and not excluded as above provided applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Determination Date. Notwithstanding the foregoing, if the Corporation elects to reserve the cash to be distributed for distribution to the holders of the Series B Cumulative Convertible Preferred Stock upon the conversion of the shares of Series B Cumulative Convertible Preferred Stock so that any such holder converting shares of Series B Cumulative Convertible Preferred Stock will receive upon such conversion, in addition to the shares of the Common Stock to which such holder is entitled, the amount of cash which such holder would have received if such holder had, immediately prior to the Determination Date for such distribution of cash, converted its shares of Series B Cumulative Convertible Preferred Stock into Common Stock, then the conversion price shall not be so reduced.

                          (vi)    In case a tender or exchange offer made by
the Corporation or any subsidiary of the Corporation for all or any portion of the Corporation's Common Stock shall expire and such tender or exchange offer shall involve the payment by the Corporation or such subsidiary of consideration per share of Common Stock having a fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) that exceeds the current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the Trading Day next succeeding the Expiration Time, the conversion price shall be reduced so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the Expiration Time by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the Expiration Time multiplied by the current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the Trading Day next succeeding the Expiration Time and the denominator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) on the Expiration Time and the current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

                          (vii)   For purposes of any computation under this
section, the current market price per share of Common Stock on any date shall be deemed to be the volume-weighted average trading price of the Common Stock for the five-day period before the earlier of the day in question and the "ex" date with respect to any issuance or distribution requiring such computation; provided, however, that for purposes of clause (3) of this paragraph, the current market price per share shall be deemed to be the volume-weighted average trading price of the Common Stock for the five-day period after the "ex date." For purposes of this subparagraph (vii), the term "ex" date, (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution, (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and
(3) when used with respect to any tender or exchange offer, means the first date on which the Common Stock trades regular way on such exchange or in such market after the Expiration Time of such offer.

                          (viii)  The Corporation may make such reductions in
the conversion price, in addition to those required by subparagraphs (i), (ii),
(iii), (iv), (v) and (vi) of this Section 8(c), as it considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

                          (ix)    No adjustment in the conversion price shall
be required unless such adjustment would require an increase or decrease of at least 1% in the conversion price; provided, however, that any adjustments which by reason of this subparagraph (ix) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                          (x)     Notwithstanding any other provision of this
Section 8 and without implication that the contrary would otherwise be true, no issuance, dividend or distribution requiring adjustment of the conversion price pursuant to Section 8(c) hereof shall be deemed to have occurred in the event that, upon, following or in connection with the redemption or expiration of the Rights or the termination of the Rights Agreement or otherwise, or the Corporation enters into a new agreement that is comparable in purpose and effect to the Rights Agreement (as determined by the Board of Directors, whose determination shall be conclusive) and distributes Preferred Stock (or other similar stock purchase rights under such agreement that are attached to the Common Stock) to the holders of Common Stock.

                          (xi)    Whenever the conversion price is adjusted as
herein provided:

                                  (1)      the Corporation shall compute the
adjusted conversion price and shall prepare a certificate signed by the Treasurer of the Corporation setting forth the adjusted conversion price and showing in reasonable detail the acts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent for the Series B Cumulative Convertible Preferred Stock; and

                                  (2)      a notice stating the conversion
price has been adjusted and setting forth the adjusted conversion price shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Corporation to all record holders of shares of Series B Cumulative Convertible Preferred Stock at their last addresses as they shall appear upon the stock transfer books of the Corporation.

                 (d) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Series B Cumulative Convertible Preferred Stock. If more than one certificate representing shares of Series B Cumulative Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Cumulative Convertible Preferred Stock so surrendered. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of any shares of Series B Cumulative Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the market price per share of Common Stock (as determined by the Board of Directors or in any manner prescribed by the Board of Directors, which, so long as the Common Stock is listed on the Primary Exchange, shall be the reported last sale price regular way on the Primary Exchange) at the close of business on the day of conversion.

                 (e) Reclassification, Consolidation, Merger, or Sale of Assets. If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Series B Cumulative Convertible Preferred Stock shall have the right to acquire and receive upon conversion of the Series B Cumulative Convertible Preferred Stock, which right shall be pari passu with the rights of holders of Parity Dividend Stock and prior to the rights of the holders of Junior Dividend Stock and Junior Liquidation Stock (but after and subject to the rights of holders of Senior Dividend Stock and Senior Liquidation Stock, if any), such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Series B Cumulative Convertible Preferred Stock at the conversion price then in effect, whether or not such stock is then convertible. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the outstanding Series B Cumulative Convertible Preferred Stock) mailed or delivered to the holders of the Series B Cumulative Convertible Preferred Stock at the last address of each such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase.

                 (f)      Reservation of Shares; Transfer Taxes; Etc.

                          (i)     The Corporation shall at all times reserve
and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series B Cumulative Convertible Preferred Stock, such number of shares of its Common Stock or Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Series B Cumulative Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Massachusetts, increase the number of authorized shares of Common Stock if at any time the number of shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the then outstanding shares of Series B Cumulative Convertible Preferred Stock.

                          (ii)    If any shares of Common Stock required to be
reserved for purposes of conversion of the Series B Cumulative Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the American Stock Exchange or any other national securities exchange or national quotation service, the Corporation will list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the shares of Series B Cumulative Convertible Preferred Stock.

                          (iii)   The Corporation shall pay any and all issue
or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series B Cumulative Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Series B Cumulative Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                 (g)      Prior Notice of Certain Events. In case:

                          (i)     the Corporation shall declare or authorize a
redemption or repurchase of in excess of five percent of the then outstanding shares of Common Stock; or

                          (ii)    the Corporation shall authorize the granting
to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

                          (iii)   of any reclassification of Common Stock
(other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

                          (iv)     of the voluntary or involuntary dissolution,
liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Series B Cumulative Convertible Preferred Stock, and shall cause to be mailed to the holders of record of the Series B Cumulative Convertible Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least fifteen days prior to the applicable record date hereinafter specified, a notice stating, as the case may be, (x) the record date (if any) for the purpose of such dividend, distribution, redemption, repurchase or granting of rights or warrants or, if no record date is to be set, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date, if any, as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

                 (h) Definitions. The following definitions shall apply to terms used in this Section 8:

                          (i)     "Closing Price" on any day shall mean the
closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the Primary Exchange, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of the Common Stock on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or if not so available in such manner, as furnished by any American Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for that purpose.

                          (ii)    "Determination Date" shall mean, with respect
to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or assets or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property or assets (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

                          (iii)   "Extraordinary Equity Payment" shall mean:

                                  (1)      the declaration or payment on or
after the Original Issue Date by the Corporation, or any of its subsidiaries of any dividend or distribution on any class or series of its stock other than:

                                           (A)      any dividend or
distribution from one subsidiary of the Corporation to a wholly-owned subsidiary of the Corporation or from a subsidiary of the Corporation to the Corporation; provided that all of such dividend paid or distribution made, net of applicable withholding taxes, is received by the Corporation, or such recipient subsidiary;

                                           (B)      any regularly scheduled
(whether or not overdue) periodic cash dividend on the $21.25 Preferred Stock and Series B Cumulative Convertible Preferred Stock in accordance with the terms thereof as in effect on the Original Issue Date;

                                           (C)      any cash dividends on the
Common Stock after September 1, 2001 that do not exceed in aggregate more than twenty-five percent (25%) of the Corporation's net income available for distribution to common shareholders (after preferred dividends); provided, however, that the Corporation shall have elected, for the preceding four fiscal quarters, to pay cash dividends on the Series B Cumulative Convertible Preferred Stock and shall have paid in full such dividends in cash when due;

                                  (2)      any repurchases, redemptions,
retirements or other acquisitions directly or indirectly by the Corporation or any of its subsidiaries on or after the Original Issue Date of any stock of the Corporation or any of its subsidiaries (other than a wholly-owned subsidiary) (other than redemptions or repurchases of the Series B Cumulative Convertible Preferred Stock in accordance with Sections 6 and 7).

                          (iv)    "Fundamental Change" shall mean the
occurrence of any transaction or event in connection with a plan or agreement to which, in either case, the Corporation is a party pursuant to which all or substantially all of the shares of Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided, however, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the shares of Common Stock of the Corporation shall be exchanged for, converted into or acquired for or constitute solely the right to receive cash, securities, property or other assets, but the adjustment shall be based upon the consideration which the holders of Common Stock received in such transaction or event as a result of which more than 50% of the shares of Common Stock of the Corporation shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets; provided, further, that such term does not include (i) any such transaction or event in which the Corporation and/or any of its subsidiaries are the issuers of all the cash, securities, property or other assets exchanged, acquired or otherwise issued in such transaction or event, or (ii) any such transaction or event in which the holders of Common Stock receive securities of an issuer other than the Corporation if, immediately following such transaction or event, such holders hold a majority of the securities having the power to vote normally in the election of directors of such other issuer outstanding immediately following such transaction or other event.

                                        (v)      "Section 8(c)(iv)
Distribution" shall mean evidences of the Corporation's indebtedness, shares of any class of stock, or assets, including securities, but excluding any rights or warrants referred to in subparagraph (ii) of Section 8(c), excluding any dividend or distribution paid in cash, and excluding any dividend or distribution referred to in subparagraph (i) of Section 8(c).

                                        (vi)     "Trading Day" shall mean a day
on which the national securities exchange or the NASDAQ National Market System used to determine the Closing Price is open for the transaction of business or the reporting of trades.

                 (i) Dividend or Interest Reinvestment Plans. Notwithstanding the foregoing provisions, the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any such plan, and the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of the Corporation or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Series B Cumulative Convertible Preferred Stock was first designated (except as expressly provided in Section 8(c)(i) or 8(c)(ii) with respect to certain events under the Rights Agreement), and any issuance of Rights (as hereinafter defined), shall not be deemed to constitute an issuance of Common Stock or exercisable, exchangeable or convertible securities by the Corporation or any of its subsidiaries to which any of the adjustment provisions described above applies. There shall also be no adjustment of the conversion price in case of the issuance of any stock (or securities convertible into or exchangeable for stock) of the Corporation except as specifically described in this Section 8. If any action would require adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value to the holders of Series B Cumulative Convertible Preferred Stock.

                 (j) Preferred Share Purchase Rights. So long as Preferred Share Purchase Rights, of the kind authorized and declared on September 23, 1988 and distributed by the Corporation in September 1988 as the same have been and may hereafter be amended ("Rights"), are attached to the outstanding shares of Common Stock of the Corporation, each share of Common Stock issued upon conversion of the shares of Series B Cumulative Convertible Preferred Stock prior to the earliest of any Distribution Date (as defined in the Rights Agreement), the date of redemption of the Rights or the date of expiration of the Rights shall be issued with Rights in an amount equal to the amount of Rights then attached to each such outstanding share of Common Stock.

                 (k) Certain Additional Rights. In case the Corporation shall, by dividend or otherwise, authorize, declare or make a distribution on its Common Stock referred to in Section 8(c)(iv) or Section 8(c)(v), the holder of each share of Series B Cumulative Convertible Preferred Stock, upon the conversion thereof subsequent to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution and prior to the effectiveness of the conversion price adjustment in respect of such distribution pursuant to Section 8(c)(iv) or Section 8(c)(v), shall be entitled to receive for each share of Common Stock into which such share of Series B Cumulative Convertible Preferred Stock is converted, the portion of the evidences of indebtedness, shares of stock, cash and assets so distributed applicable to one share of Common Stock; provided, however, that, at the election of the Corporation (whose election shall be evidenced by a vote of the Board of Directors) with respect to all holders so converting, the Corporation may, in lieu of distributing to such holder any portion of such distribution not consisting of cash or securities of the Corporation, pay such holder an amount in cash equal to the fair market value thereof (as determined by the Board of Directors, whose determination shall be conclusive and described in a vote of the Board of Directors). If any conversion of a share of Series B Cumulative Convertible Preferred Stock described in the immediately preceding sentence occurs prior to the payment date for a distribution to holders of Common Stock which the holder of the share of Series B Cumulative Convertible Preferred Stock so converted is entitled to receive in accordance with the immediately preceding sentence, the Corporation may elect (such election to be evidenced by a resolution of the Board of Directors) to distribute to such holder a due bill for the evidences of indebtedness, shares of stock, cash or assets to which such holder is so entitled; provided that such due bill (i) meets any applicable requirements of the principal national securities exchange or other market on which the Common Stock is then traded and (ii) requires payment or delivery of such evidences of indebtedness, shares of stock, cash or assets no later than the date of payment or delivery thereof to holders of Common Stock receiving such distribution. The rights provided in this Section 8(k) with respect to distribution referred to in Section 8(c)(iv) or Section 8(c)(v) shall be in lieu of, and not in addition to, the rights accorded to holders of Series B Cumulative Convertible Preferred Stock in those Sections.

                 (l)      Other.  Notwithstanding any other provision in this
Section 8 to the contrary, if the Corporation shall, by dividend or otherwise, authorize, declare or make a distribution on its Common Stock referred to in
Section 8(c)(iv) and such distribution shall include shares of stock of one or more corporations that immediately prior to such distribution was or would have been a subsidiary (a "Spin-Off"), the holder of each share of Series B Cumulative Convertible Preferred Stock shall be entitled to receive its pro rata share of the securities distributed in the Spin-Off as if such holder had been the holder of record of the number of shares of Common Stock into which the Series B Cumulative Convertible Preferred Stock would be convertible (but for any restrictions on convertibility contained in this Certificate of Vote) as of the record date for such distribution. The rights provided in this
Section 8(l) with respect to Spin-Offs shall be in lieu of, and not in addition to, the rights accorded to holders of Series B Cumulative Convertible Preferred Stock with respect to Spin-Offs in Section 8(c)(iv).

         9.      Voting Rights.

                 (a) General. The holders of shares of Series B Cumulative Convertible Preferred Stock shall each initially have Nineteen and Four Thousand Seven Hundred and Sixty-Two Hundred-Thousandths (19.04762) votes for each share held, which such shares shall be voted as a class with the holders of the Common Stock on all matters on which the Common Stock may vote, except as set forth below. Upon the occurrence of any event that causes an adjustment to the conversion price pursuant to Section 8(c), the number of votes possessed by each share of Series B Cumulative Convertible Stock shall be adjusted such that the number of votes possessed by each such share immediately after the event giving rise to the adjustment under Section 8(c) shall be equal to (x) the number of votes possessed by such share immediately preceding such event, multiplied by (y) the conversion price immediately preceding such event, divided by (z) the conversion price immediately after such event. Any shares of Series B Cumulative Convertible Preferred Stock held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

                 (b)      Special Default Voting Rights.

                          (i)      Whenever a Special Default exists, (1) the
number of members of the Board of Directors shall be increased by such number as is necessary to allow the election of the directors specified in clause (2), and (2) the holders of the Series B Cumulative Convertible Preferred Stock, voting separately as a class, shall have the right to elect an additional number of directors to the Board of Directors such that directors selected by the holders of the Series B Cumulative Convertible Preferred Stock pursuant to the Shareholders Agreement, plus the directors elected by such holders voting as a class under this clause constitutes a majority of Board. Notwithstanding the foregoing sentence, the holders of the Series B Cumulative Convertible Preferred Stock (voting separately as a class) will not have the right to vote for additional directors pursuant to this Section 9(b) where (x) such holders have exercised their right to elect additional directors pursuant to Section 7(e)(iii), and (y) such additional directors continue to serve as such. The right of the holders of the Series B Cumulative Convertible Preferred Stock to vote for such additional directors shall terminate at the earlier to occur of
(A) when such Special Default no longer exists or (ii) two years after the election of directors pursuant to clause (2) of the first sentence of this Section. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of the Series B Cumulative Convertible Preferred Stock to vote for such additional directors, and the number of directors of the Board of Directors shall immediately thereafter be reduced.

                          (ii)     The foregoing right of the holders of the
Series B Cumulative Convertible Preferred Stock with respect to the election of additional directors may be exercised at each annual meeting of stockholders or at any special meeting of stockholders held for such purpose. If the right to elect directors shall have accrued to the holders of the Series B Cumulative Convertible Preferred Stock more than thirty (30) days preceding the date established for the next annual meeting of stockholders, the President of the Corporation shall, within five (5) days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 10% of all outstanding shares of the Series B Cumulative Convertible Preferred Stock, call a special meeting of the holders of the Series B Cumulative Convertible Preferred Stock to be held as promptly as practicable after the delivery of such request for the purpose of electing such additional directors.

                          (iii)    The holders of the Series B Cumulative
Convertible Preferred Stock referred to above voting as a class shall have the right to remove with or without cause at any time and replace any directors such holders shall have elected pursuant to this Section 9(c) and the holders of each other class of stock of the Corporation shall not have the right to remove any such directors.

                 (c) Class Voting Rights. So long as any shares of the Series B Cumulative Convertible Preferred Stock is outstanding, the Corporation shall not, directly or indirectly, without the affirmative vote or consent of the holders of at least 66 2/3% (unless a higher percentage shall then be required by applicable law or the Corporation's Articles) of all outstanding shares of the Series B Cumulative Convertible Preferred Stock voting separately as a class: (i) amend, alter or repeal any provision of the Articles, Certificate of Vote, or the bylaws of the Corporation, if such amendment, alteration or repeal would alter the contract rights, as expressly set forth herein, of the Series B Cumulative Convertible Preferred Stock so as to adversely affect the rights of the holders thereof or the holders of the Common Stock, (ii) create, authorize or issue, or reclassify shares of any authorized stock of the Corporation into, or increase the authorized amount of, any Senior Dividend Stock, Senior Liquidation Stock, Parity Dividend Stock, or Parity Liquidation Stock or any security convertible into such senior or Parity Stock, or (iii) approve a Fundamental Change.

         10. Outstanding Shares. For purposes of this Certificate of Vote, Supplementary, all shares of Series B Cumulative Convertible Preferred Stock issued by the Corporation shall be deemed outstanding except (i) from the date fixed for redemption pursuant to Section 6 hereof, all shares of Series B Cumulative Convertible Preferred Stock that have been so called for redemption under Section 6, to the extent provided thereunder; (ii) from the date of surrender of certificates representing shares of Series B Cumulative Convertible Preferred Stock, all shares of Series B Cumulative Convertible Preferred Stock converted into Common Stock or repurchased pursuant to Section 7 hereof; and (iii) from the date of registration of transfer, all shares of Series B Cumulative Convertible Preferred Stock held of record by the Corporation or any majority-owned subsidiary of the Corporation.

         11.     Transfer Restrictions.

                 (a) Legends on Series B Cumulative Convertible Preferred Stock and Common Stock. The certificates representing shares of Series B Cumulative Convertible Preferred Stock shall, unless otherwise agreed by the Corporation and the holders of any such certificates, bear a legend substantially to the following effect:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE AND ANY SECURITIES ISSUABLE UPON CONVERSION OR EXCHANGE HEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER. ANY SALE PURSUANT TO CLAUSE (ii) OF THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO PERINI CORPORATION TO THE EFFECT THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE IN CONNECTION WITH SUCH SALE. IN ADDITION, THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE OR HYPOTHECATION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO RESTRICTIONS WHICH ARE CONTAINED IN THE RESTATED ARTICLES OF ORGANIZATION OF PERINI CORPORATION, IN THE CERTIFICATE OF VOTE GOVERNING THESE SHARES AND IN A STOCK PURCHASE AGREEMENT DATED AS OF JULY __, 1996, A COPY OF EACH OF WHICH IS ON FILE WITH PERINI CORPORATION AND WILL BE FURNISHED BY THE CORPORATION TO THE STOCKHOLDER ON REQUEST AND WITHOUT CHARGE."

                 (b) Transfer Agent Requirements. The transfer agent (which may be the Corporation) for the Series B Cumulative Convertible Preferred Stock shall not be required to accept for registration of transfer any shares of Series B Cumulative Convertible Preferred Stock bearing the legend contained in paragraph (a) above, except upon presentation of evidence satisfactory to transfer agent that the restrictions on transfer of shares of the Series B Cumulative Convertible Preferred Stock referred to in the legend in paragraph (a) have been complied with, all in accordance with such reasonable regulations as the Corporation may from time to time agree with the transfer agent for shares of the Series B Cumulative Convertible Preferred Stock.

         12. Status of Acquired Shares. Shares of Series B Cumulative Convertible Preferred Stock redeemed or repurchased by the Corporation, received upon conversion pursuant to Section 8 or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Series B Cumulative Convertible Preferred Stock.

         13.     Special Covenants.

                 (a) Nomination of Directors. Concurrently with the issuance of the Series B Cumulative Convertible Preferred Stock, the Corporation shall elect to the board of directors three directors designated by the holders of such stock (such directors, together with their replacements as provided below, the "Designated Directors"), one of whom shall be a Class I director, one of whom shall be a Class II director, and one of whom shall be a Class III director.

                          (i)      In the event that any Designated Director
shall resign, be unable to serve, or be removed for cause, the holders of the Series B Cumulative Convertible Preferred Stock and the Conversion Shares issued to such holders (and not disposed of) shall, by a majority vote of the voting power thereof, have the right to designate a replacement to serve as Designated Director until the next meeting of shareholders.

                          (ii)     Except as provided below, at any time when
the term of a Designated Director shall have ended and there shall be a meeting of shareholders of the Corporation to elect directors, the Corporation shall nominate for election to the board of directors, as a successor to any Designated Director serving pursuant to Section 13(a) or clause (i) of such provision, such person as is designated to be a Designated Director by the holders of the Series B Cumulative Convertible Preferred Stock and the Conversion Shares issued to such holders (and not disposed of), by a majority vote of the voting power thereof. Upon the reasonable request of the Corporation, the holders of Conversion Shares described in the preceding sentence shall certify to the Corporation their holdings of Conversion Shares.

                          (iii)    In the event that the holders of the Series
B Cumulative Convertible Preferred Stock dispose of such stock or Conversion Shares representing more than sixty-six and two-thirds percent (66-2/3%) and less than or equal to eighty percent (80%) of the voting power of the Series B

Cumulative Convertible Preferred Stock issued on the Original Issue Date (plus any payment-in-kind dividends paid thereon), the number of Designated Directors shall be reduced to two. If there are then more than two Designated Directors serving on the board, the holders of the Series B Cumulative Convertible Preferred Stock and the Conversion Shares issued to such holders (and not disposed of) shall, by a majority vote of the voting power thereof, remove one such Designated Director and the holders of such stock shall not have any right, pursuant to clause (ii) or otherwise, to cause the Corporation to nominate a designated successor to such director.

                               (iv)     In the event that the holders of the
Series B Cumulative Convertible Preferred Stock dispose of voting securities of the Corporation representing more than eighty percent (80%) and less than or equal ninety percent (90%) of the voting power of the Series B Cumulative Convertible Preferred Stock issued on the Original Issue Date (plus any payment-in-kind dividends paid thereon), the number of Designated Directors shall be reduced to one. If there is then more than one Designated Director serving on the board, the holders of the Series B Cumulative Convertible Preferred Stock and the Conversion Shares issued to such holders (and not disposed of) shall, by a majority vote of the voting power thereof, remove one such Designated Director and the holders of such stock shall not have any right, pursuant to clause (ii) or otherwise, to cause the Corporation to nominate a designated successor to such director.

                               (v)      In the event that the holders of the
Series B Cumulative Convertible Preferred Stock dispose of voting securities of the Corporation representing more than ninety percent (90%) of the voting power of the Series B Cumulative Convertible Preferred Stock issued on the Original Issue Date (plus any payment-in-kind dividends paid thereon), there shall be no Designated Directors and any Designated Directors then serving on the board shall be removed without any further action of the holders of such stock.

                               (vi)     The right to nominate directors
pursuant to this provision is in addition to, and not in limitation of, any other rights and powers of the Series B Cumulative Convertible Preferred Stock. Directors nominated by the holders of the Series B Cumulative Convertible Preferred Stock in their capacity as holders of capital stock of the Corporation and not pursuant to clause (i), (ii), or (iii) above are not Designated Directors for purposes of this Certificate of Vote.

                               (vii)    For purposes of this Section, "voting
power" shall mean the number of votes each such share possesses in the election of directors.

                 (b) Appointment to Executive Committee. At any time at which the holders of the Series B Cumulative Convertible Preferred Stock shall have the right to nominate directors for election to the board pursuant to
Section 13(a) hereof, such holders shall also have the right to designate a like number of persons from among the members of the board of directors to be members of the Executive Committee of the board (the "Designated Executive Committee Members"). In the event that any Designated Executive Committee Member shall resign, be unable to serve, or be removed for cause, the holders of the Series B Cumulative Convertible Preferred Stock and the Conversion Shares issued to such holders (and not disposed of) shall, by a majority vote of the voting power thereof, have the right to designate a replacement Designated Executive Committee Member.

                 (c) Approval of Certain Actions. Neither the Corporation nor the Board shall take any of the following actions without the approval of a majority of the members of the Executive Committee of the Board: (A) any borrowing or guarantee by the Corporation exceeding $15 million, (B) except for issuance of stock or stock options pursuant to the Corporation's incentive compensation plans and programs, any issuance of stock (whether common or preferred, whether voting or non-voting, whether junior or senior to the Series B Cumulative Convertible Preferred Stock) other than Common Stock in an aggregate amount not exceeding five percent (5%) of the Common Stock issued and outstanding on the Original Issue Date, (C) any strategic alliance (other than a construction joint venture) involving a capital commitment by the Corporation exceeding $5 million, (D) any asset sale by the Corporation or lease by it as lessor exceeding $5 million (other than equipment dispositions in the normal course of business); and (E) any redemption or amendment of the Rights or the preferred stock of the Corporation issuable upon the exercise of such Rights, or any amendment of the Rights Agreement; provided, however, that for purposes of this Section 13(c), approval of the Executive Committee shall not be required for any decision by the Board of Directors to redeem the Series B Cumulative Convertible Preferred Stock pursuant to Section 6(a). Notwithstanding the foregoing sentence, the board of directors of the Corporation may take any of the actions specified in the preceding sentence if, after having consulted with and considered the advice of outside counsel, it has reasonably determined in good faith that the failure of the board to take such action would be likely to cause the members of such board to breach their fiduciary duties under applicable law.

         14. Preemptive Rights. Holders of shares of Series B Cumulative Convertible Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

         15. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

                                  EXHIBIT 3.12

                                VOTING AGREEMENT


         THIS VOTING AGREEMENT, dated as of September __, 1996 (this "Agreement"), is by and among PB CAPITAL PARTNERS, L.P., a Delaware limited partnership ("PB"), PERINI CORPORATION, a Massachusetts corporation (the "Corporation"), DAVID B. PERINI ("D. Perini"), [PERINI MEMORIAL FOUNDATION (the "Foundation"),] BART PERINI ("B. Perini"), [DAVID B. PERINI TESTAMENTARY TRUST (the "Trust"),] Ronald Tutor ("Tutor"), and TUTOR-SALIBA CORPORATION ("Tutor-Saliba"). PB, D. Perini, the Foundation, B. Perini, the Trust, Tutor, and Tutor-Saliba are referred to collectively herein as the "Stockholders" and each individually as a "Stockholder."

         WHEREAS, each Stockholder is the record and beneficial owner of (1) that number of shares of Common Stock, par value $1.00 per share ("Common Stock"), (2) that number of Series B Cumulative Convertible Preferred Stock ("Series B Cumulative Convertible Preferred Stock"), and (3) that number of Series A Junior Participating Cumulative Preferred Stock ("Series A Junior Participating Stock") of the Corporation, set forth opposite such Stockholder's name on Exhibit A attached hereto (Common Stock, Series B Cumulative Convertible Preferred Stock, and Series A Junior Participating Stock together with any other series or classes of voting stock to be issued by the Corporation, collectively the "Perini Voting Stock"); and

         WHEREAS, pursuant to a "Stock Purchase and Sale Agreement, dated July __, 1996, by and among PB, Richard C. Blum & Associates ("RCBA"), and the Corporation (the "Stock Purchase Agreement"), the Corporation has agreed to sell to PB, and PB has agreed to purchase from the Corporation, 150,150 shares of Series B Cumulative Convertible Preferred Stock in consideration for the payment to the Corporation of $30,030,000.00; and

         WHEREAS, PB has made the execution of this Voting Agreement a condition to the purchase of the shares of Series B Cumulative Convertible Preferred Stock and regards this Voting Agreement as integral to the economic value of such securities; and

         WHEREAS, PB is simultaneously purchasing such securities; and

         WHEREAS, the Stock Purchase Agreement contemplates that the shares of Series B Cumulative Convertible Preferred Stock issued to PB will be exchangeable for shares of Common Stock pursuant to the terms of the Stock Purchase Agreement; and

         WHEREAS, the Stock Purchase Agreement requires the Corporation to submit to, and to recommend and solicit proxies for, and otherwise to use its best efforts to obtain, the approval of its stockholders to the adoption of the Stock Purchase Agreement and the other Transaction Documents (as defined in the Stock Purchase Agreement) and the transactions contemplated therein, including but not limited to the conversion terms of the Series B Cumulative Convertible

Preferred Stock at the next regular or special meeting of the stockholders of the Corporation (the "Meeting"); and

         WHEREAS, in order to induce PB to enter into the Stock Purchase Agreement, the Stockholders desire to enter into this Agreement, which shall inure to the benefit of PB;

         NOW, THEREFORE, for and in consideration of $10.00 and the premises and mutual covenants and agreements hereinafter contained, the Stockholders hereby agree as follows:

         1.      Voting of Shares.

                 (a) Election of Directors. At any time at which stockholders or directors of the Corporation will have the right to or will vote for or consent in writing to the election of directors of the Corporation, each Stockholder hereby agrees to vote or cause to be voted all Perini Voting Stock owned or hereafter acquired by him or it, or over which he or it has voting control, in favor of the election to the Board of Directors of three representatives designated by PB. At any time during the term of this Agreement, the Corporation shall cause the nomination for election to the Board of Directors of the designated representatives of PB and shall call such Stockholders' meetings as may be necessary or requested by PB to effect any such election. The representatives designated by PB shall be reasonably satisfactory to the Corporation.

                 (b) Vacancies and Removal. Each of the Directors designated pursuant to Section 1(a) shall be elected at any annual or special meeting of stockholders (or by written consent in lieu of a meeting of stockholders) and shall serve until his successor is elected and qualified or until his earlier resignation or removal. The Stockholders shall vote all of their Shares to cause the director designated by PB to be removed during his term of office, when, and only when, they are so directed in writing by PB.

                 (c) Ratification of Stock Issuance. Each Stockholder hereby agrees to vote or cause to be voted all Perini Voting Stock owned or hereafter acquired by him or it, or over which he or it has voting control, in favor of the "ratification -- at the Meeting, or at any other special or annual meeting of the stockholders of the Corporation, or by any written consent -- of the issuance to PB of the Series B Cumulative Convertible Preferred Stock (which such stock is convertible into Common Stock of the Corporation) pursuant to the Stock Purchase Agreement. The Corporation shall call such Stockholders' meetings as may be necessary or requested by PB to effect any such ratification.

         2. Term. This Agreement shall remain in force and effect until the holding of the Meeting at which the ratification of the Stock Purchase Agreement and the transactions and actions contemplated thereby is submitted to the shareholders of the Corporation for a vote.

         3. Changes in Common Stock. In the event that subsequent to the date of this Agreement any shares or other securities (other than any shares or securities of another corporation issued to the stockholders of the Corporation pursuant to a plan of merger) are issued on, or in exchange for, any of the shares of the Perini Voting Stock held by the Stockholders by reason of any stock dividend, stock split, consolidation of shares, reclassification, or consolidation involving the Corporation, such shares or securities shall be deemed to be Perini Stock for purposes of this Agreement.

         4. Representations of Stockholders. Each Stockholder hereby represents and warrants that (i) he owns and has the right to vote the number of shares of the Perini Voting Stock set forth opposite his name on Exhibit A attached hereto, (ii) each of the Stockholders has full power to enter into this Agreement and has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement that would conflict with the purposes or provisions of this Agreement, and (iii) he will not take any action inconsistent with the purposes and provisions of this Agreement.

         5. Enforceability; Validity. Irreparable damage would result in the event that the provisions of this Agreement are not specifically enforced. Therefore, the rights to, or obligations of, the parties hereto shall be enforceable in a court of equity by a decree of specific performance and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies, and all other remedies provided for in this Agreement, shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

         6. Benefit. Subject to the provisions of Section 9, this Agreement shall be binding upon, and inure to the benefit of, the respective parties hereto and their successors, assigns, and transferees.

         7. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Massachusetts applicable to agreements made and to be performed entirely within the State of Massachusetts

         8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         9. Legending. Upon the execution of this Agreement, each certificate or other instrument for Perini Voting Securities now registered or to be issued in the name of the Stockholders shall be endorsed by the Secretary of the Corporation as follows:

         "This certificate is subject to that certain Voting Agreement dated as of July __, 1996 by and among the Corporation and certain of the holders of its voting stock, a copy of which is on file in the office of the Corporation and is available upon request of any Stockholder without charge."

Provided, however, that each of the Trust and the Foundation shall be entitled to withold from the legending required by this Section up to ten percent (10%) of its Perini Voting Stock and that such stock -- if disposed of to an unaffiliated third party prior to the Meeting -- shall not be subject to this Voting Agreement.

         10. Terms. All terms not otherwise defined in this Agreement shall have the meaning set forth in the Stock Purchase Agreement.

         IN WITNESS WHEREOF, the Stockholders have executed this Agreement as of the date first above written.

PERINI CORPORATION                        PB CAPITAL PARTNERS, L.P.


___________________________________       ___________________________________
By:__________________________             By: ____________________________
Its:___________________________           Its:____________________________


DAVID B. PERINI                           [PERINI MEMORIAL FOUNDATION


__________________________________        ___________________________________
                                          By:______________________________
                                          Its:______________________________]


BART PERINI                               [DAVID B. PERINI TESTAMENTARY TRUST


___________________________________       ___________________________________
                                          By:______________________________
                                          Its:_____________________________]



RONALD TUTOR                              TUTOR_SALIBA CORP.


___________________________________       ___________________________________
                                          By:______________________________
                                          Its:____________________________

                                   EXHIBIT A
                                   ---------

================================================================================
                               Series B Cumulative          Series A Junior
                              Convertible Preferred          Participating
Common Stock                          Stock                 Preferred Stock
================================================================================
PB Capital Partners, L.P.
- --------------------------------------------------------------------------------
David Perini
- --------------------------------------------------------------------------------
David Perini Foundation
- --------------------------------------------------------------------------------
Bart Perini
- --------------------------------------------------------------------------------
Perini Testamentary Trust
- --------------------------------------------------------------------------------
Tutor-Saliba Corporation
- --------------------------------------------------------------------------------
Ronald Tutor
================================================================================

                 EXHIBITS TO STOCK PURCHASE AND SALE AGREEMENT


Exhibit 1.6               Amendments to Bylaws of Seller

Exhibit 1.7 Certificate of Vote of Directors classifying 500,000 shares as Series B Cumulative Convertible Preferred Stock

Exhibit 1.32*             Registration Rights Agreement

Exhibit 3.12              Voting Agreement

Exhibit 3.6* Terms of Employment Contracts for David B. Perini, Richard J. Rizzo, John H. Schwartz, Bart Perini and Donald E. Unbekant

Exhibit 3.9*              Seller Credit and Bonding Agents

Exhibit 5.1*              Articles of Organization and Bylaws of Seller

Exhibit 5.20(a)*          List of Seller Plans


- ------------------------------

*        Not filed with 13D